Exhibit 10.2

IT Services Agreement

between

NYIAX, Inc.

and

Nasdaq

Effective date: May 17, 2016

NYIAX Inc.

Table of Contents

A.	General	5
1	Definitions and Interpretation	5
B.	Delivery Project and Acceptance	6
2	Master Time Schedule	6
3	Joint Obligations During the Project	6
4	Nasdaq’s Obligations during the Project and the Term	7
5	Customer’s Obligations during the Project	9
6	Routine Guide	11
7	Acceptance	11
8	Delayed Acceptance	12
C.	Services	13
9	Nasdaq’s Obligations during the Support Term	13
10	Customer Obligations during the Support Term	14
D.	Change Management	15
11	Change Procedure	15
E.	Intellectual Property Rights and Confidentiality	16
12	Software Product License	16
13	Escrow and Source Code License	17
14	Intellectual Property Rights	19
15	Confidentiality	20
F.	Charges	22
16	Consideration	22
G.	Term, Termination and Consequences of Termination	24
17	Term and Termination	24
H.	Warranties, Indemnification, Insurance and Limitation of Liability	27
18	Warranties	27
19	Damages	30
I.	General	32
20	Miscellaneous	32

IT Services Agreement	CONFIDENTIAL	Page 2 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

IT Services Agreement	CONFIDENTIAL	Page 3 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

This IT Services Agreement is entered into on the Effective Date by and between:

Nasdaq Technology AB, a company with its principal place of business at Tullvaktsvägen 15, SE-105 78 Stockholm, Sweden (“Nasdaq”);

and

NYIAX, Inc., a Delaware corporation, with its principal place of business located at 40 Wall Street, 28th Floor, New York, NY 10005 (the “Customer”).

WHEREAS:

A)	The Customer has requested and Nasdaq has agreed to provide the Software Product and services related to the Software Product to the Customer.

B)	This Agreement sets out the Parties’ rights and obligations during the Project (as defined herein) and Nasdaq’s subsequent provision of Services to the Customer.

IT Services Agreement	CONFIDENTIAL	Page 4 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

THEREFORE, the Parties agree as follows:

A.	General

1	Definitions and Interpretation

1.1	Definitions

In this Agreement, and in the recitals, the definitions set forth in Schedule 1 (Definitions) shall apply.

1.2	Interpretation

1.2.1	The schedules to this Agreement form an integral part of this Agreement. In case of any inconsistency between this document and the schedules, this document shall take precedence.

1.2.2	The headings in this Agreement are for convenience only and do not affect the construction or interpretation of any provision to which they refer.

1.2.3	Unless the context otherwise requires, the singular includes the plural and vice-versa.

1.2.4	The words “includes” and “including” shall be construed without limitation.

1.2.5	A reference to a clause number shall also be deemed to include its sub-clauses.

IT Services Agreement	CONFIDENTIAL	Page 5 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

B.	Delivery Project and Acceptance

Prior to the commercial operation of the Customer Market and the provision of the Services, it is necessary for Nasdaq to develop certain Adaptations to the Uncustomized Software Product. Furthermore, it is necessary to acquire, install and configure certain computer hardware, software and network facilities and to undertake related activities with respect to installation of the Software Product and training in the use thereof. Clause 2 through Clause 8 below sets out the Parties’ respective obligations relating thereto.

2	Master Time Schedule

The Parties’ obligations during the Project as set forth herein shall be performed in accordance with Schedule 3 (Master Time Schedule).

3	Joint Obligations During the Project

3.1	Timely Performance of Obligations

Each Party acknowledges that complete and timely performance of its obligations pursuant to this Agreement may be necessary to enable the other Party to fulfil its obligations under the Agreement.

3.2	Project Organization

3.2.1	Commencing as of the Effective Date, each Party shall establish, and throughout the Project maintain, a Project Organization, substantially in accordance with Schedule 6 (Project Governance).

3.2.2	Each Party shall appoint personnel to its Project Organization that are suitably qualified, experienced, skilled and trained to perform the tasks assigned to them during the Project and who shall be dedicated to the Project at all material times.

3.2.3	Each Party’s Project Manager shall be responsible for managing the performance of that Party’s obligations during the Project and be authorized to make binding decisions with respect to the day-to-day performance of its obligations under this Agreement, but not to amend the terms of this Agreement.

3.3	Project Planning and Management

3.3.1	Each Party shall in accordance with Schedule 3 (Master Time Schedule) prepare a detailed project time schedule for internal use.

3.3.2	Any of the activities of either Party which interact with the other Party’s activities, or upon which the other Party’s activities are dependent, shall be planned by the first Party in sufficient detail to enable all interactions and dependencies to be efficiently established and performed.

3.3.3	If a Party becomes aware of any circumstance that may potentially lead to either of the Parties failing to meet any of their obligations under this Agreement or that would impact upon any of the dates set out in Schedule 3 (Master Time Schedule) that Party shall immediately notify the other Party’s Project Manager and shall also prepare a report to be presented to the next Joint Steering Group meeting.

IT Services Agreement	CONFIDENTIAL	Page 6 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

3.3.4	Where a failure by one Party to meet its obligations affects the other Party’s ability to fulfil its obligations under this Agreement, the latter Party shall be relieved of its obligations only to the extent that the performance of such obligations is affected by such failure and such latter Party:

(a)	notified the former Party of the adverse impact of such failure,

(b)	uses reasonable efforts to mitigate the adverse impact of such failure, and

(c)	uses reasonable efforts to continue to perform despite such failure.

3.3.5	The latter Party shall only continue to be relieved from its obligations whilst the failure continues to affect the performance of its obligations.

3.3.6	Each Party shall advise the other Party of the consequences of any failure that pursuant to Clause 3.1 (Timely Performance of Obligations) may impact upon the other Party’s ability to meets its obligations.

3.4	Project Meetings

Each Party shall attend Project Management and Joint Steering Group meetings as set forth in Schedule 6 (Project Governance).

3.5	Information

Each Party shall supply such information, which it may be reasonably expected to provide to the other Party, in writing and as such other Party reasonably requires in order to be able to meet its obligations under this Agreement and which the first Party can be reasonably expected to provide.

4	Nasdaq’s Obligations during the Project and the Term

4.1	The Software Product

Nasdaq shall develop the Adaptations on the Uncustomized Software Product as specified in Schedule 7 (Software Functional Specification). Nasdaq shall deliver to the Customer the final Software Product, consistent with the terms and conditions set forth in this Agreement and the Documentation, subject to Customer’s prior written approval of the final version of the Software Product as further contemplated below.

4.2	Assistance

Nasdaq shall provide all reasonably necessary Software Product advice and assistance to the Customer during the Project and Term, to bring the Software Product, as installed, to operate in conformance with this provisions of this Agreement, including assisting with email and telephone queries, subject to availability of Nasdaq personnel, pertaining to:

(a)	Resolution of technical questions about the Customer Interfaces and Customer Applications;

(b)	The functionality of the Software Product;

(c)	Installation of the Software Product on the Customer Hardware Configuration subsequent to the initial installation performed by Nasdaq pursuant to Clause 4.3 (Initial Installation and Installation Test); and

(d)	Configuration of the Software Product.

IT Services Agreement	CONFIDENTIAL	Page 7 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

4.3	Initial Installation and Installation Test

4.3.1	After the completion of the development and Nasdaq internal testing of the Adaptations, the Software Product will be delivered to the Customer and Nasdaq shall be responsible for the installation of the Software Product at the Customer Central Site on the Acceptance Test Environment pursuant to the terms of this Agreement.

4.3.2	Nasdaq shall conduct the Installation Test to validate interoperability between the Software Product, the Customer External Systems and the Customer Hardware Configuration, and in the event of unsuccessful tests shall make any changes to the Software Product that may be necessary to achieve such interoperability pursuant to the terms of this Agreement.

4.3.3	Following the successful completion of the Installation Test, Nasdaq shall issue a Development Completion Notice indicating the Software Product is ready for the commencement of the Acceptance Test.

4.4	Documentation

Nasdaq shall provide the Customer with one (1) copy of the documents listed in Schedule 9 (Documentation Specification) in electronic format. The language of the Documentation shall be English.

4.5	Training

Nasdaq shall provide training to the Customer’s personnel as specified in Schedule 5 (Training Specification). Training shall be conducted in the English language.

4.6	Acceptance Test

Nasdaq shall:

(a)	provide example Acceptance Test Procedure, Acceptance Test Plan and Acceptance Test Specification documentation to be used by the Customer as a reference in their development of their test documentation for Acceptance Test pursuant to Clause 5.8.1(a);

(b)	have the right to review the Customer’s Acceptance Test Plan, Acceptance Test Procedures and Acceptance Test Specification; and

(c)	provide support to the Customer during the Acceptance Test in accordance with Schedule 4 (Regulations for Acceptance Test) pursuant to Schedule 3 (Master Time Schedule).

4.7	Reference Data and Migration Guide

4.7.1	During the Project, Nasdaq shall prepare a Migration Guide for the Customer defining the migration process to the Software Product. This guide shall include;

(a)	The data migration process to be executed to convert the Original Reference Data to the New Reference Data as is required for the operation of the Software Product;

(b)	A list of the required Original Reference Data and, if relevant, where this data should be sourced from in the existing system; and

(c)	Operating instructions for the Customer to execute the data migration.

IT Services Agreement	CONFIDENTIAL	Page 8 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

4.7.2	Subject to Customer performing its obligations under Clause 5.6 (Reference Data and Data Migration), Nasdaq shall perform the setup of the New Reference Data in the Software Product prior to the Installation Testing and Production Start.

5	Customer’s Obligations during the Project

5.1	Design Study & Completeness of Schedules

5.1.1	The Parties acknowledge that prior to the commencement of the Project the Parties conducted a detailed system analysis and design process (“Design Study”), which is subject to that certain Design Study Agreement entered into by the Parties, dated as of December 11, 2015 (“Design Study Agreement”). Furthermore the Parties acknowledge that one of the principle purposes of the Design Study was to document, to a sufficient level of detail to allow the Project to be scoped and planned, the business and technical requirements to be satisfied by the Software Product and the services to be delivered.

5.1.2	The Customer acknowledges that, having reviewed the documented outcome of the Design Study as at the Effective Date , Schedule 7 (Software Functional Specification), Schedule 10 (System Description) and Schedule 12 (Service Level Agreement) are complete and meet the Customer’s requirements with respect to functional, technical and other aspects of the Software Product.

5.1.3	Alterations to agreed Schedules shall be dealt with by the Parties through the Change Request procedure in accordance with Clause 11 (Change Procedure).

5.2	Customer Hardware Configuration

The Customer shall:

(a)	procure, install and configure the Customer Hardware Configuration, as specified in Schedule 10 (System Description), at the Customer Central Site; and

(b)	install the Software Product on the Customer Hardware Configuration (except for the initial installation as specified in Clause 4.3 (Initial Installation and Installation Test).

5.3	Training

The Customer shall:

(a)	participate in training to be provided by Nasdaq as specified in Schedule 5 (Training Specification); and

(b)	provide training to Participants regarding the Software Product and the Customer Market.

5.4	Integration of Customer External Systems

5.4.1	The Customer shall supply or develop and test the Customer External Systems and shall ensure the integration of the Customer External Systems with the Software Product.

5.4.2	The Customer shall ensure that the Customer External Systems conform in all material respects to the specifications of the Customer Interfaces as set out in Schedule 10 (System Description) such that data fed or entered in to the Software Product is provided in a manner designed for the Software Product to accurately process and use such data and not produce or result in any errors or malfunctions in the Software Product.

IT Services Agreement	CONFIDENTIAL	Page 9 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

5.5	Third Party Developer Testing Prior to Acceptance

5.5.1	The Customer may use the Participant Interfaces for testing by Third Party Developers and Participants prior to Acceptance. However, the Customer acknowledges that prior to Acceptance, the stability of the Participant Interfaces may fluctuate and the Participant Interfaces may be subject to changes before Acceptance.

5.5.2	The provision of:

(a)	test systems; and

(b)	any support requested by Third Party Developers performing tests against the Participant Interfaces,

shall be the sole responsibility of the Customer.

5.6	Reference Data and Data Migration

5.6.1	The Customer shall prepare and provide Nasdaq with the Original Reference Data identified in the Migration Guide.

5.6.2	The Customer shall assist Nasdaq in the initial setting-up of the New Reference Data for the Software Product.

5.6.3	The Customer shall at all times be responsible for the accuracy of its Original Reference Data and shall inform Nasdaq of any changes to any Original Reference Data prior to Production Start.

5.6.4	The New Reference Data shall be used during any internal testing to be carried out by Nasdaq, the Installation Test and the Acceptance Test.

5.7	Access and Resources

The Customer shall as reasonably required by Nasdaq to fulfil its obligations under this Agreement:

(a)	grant Nasdaq personnel access to and assistance with the Customer Hardware Configuration for the installation of the Software Product and to conduct the Installation Test;

(b)	grant Nasdaq personnel access to and assistance with the Customer Premises and the Customer Central Site; and

(c)	provide Nasdaq personnel with separate lockable office and working space, and standard office equipment including Internet access.

5.8	Acceptance Test

5.8.1	The Customer shall:

(a)	prepare the Acceptance Test Procedure, the Acceptance Test Plan and the Acceptance Test Specification; and

IT Services Agreement	CONFIDENTIAL	Page 10 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(b)	plan, arrange and perform the Acceptance Test.

5.8.2	The Customer shall, no later than ten (10) Customer Working Days after Acceptance pursuant to Clause 7.2 (Acceptance), issue a written confirmation to Nasdaq that Acceptance has occurred. In the event the Customer fails to issue such confirmation no later than ten (10) Customer Working Days following Acceptance, Nasdaq shall be entitled to issue a confirmation of Acceptance to the Customer.

6	Routine Guide

6.1	Project Activity

During the Project the Parties shall jointly produce the Routine Guide based on a template to be provided by Nasdaq.

6.2	Content

The Routine Guide shall describe:

(a)	the Parties’ respective support organizations;

(b)	the Service support process; and

(c)	the Parties’ respective contact details.

6.3	Changes to the Routine Guide

Once the Routine Guide has been agreed by the Parties in accordance with Clause 6.1, changes to the Routine Guide shall be dealt with in accordance with Clause 11 (Change Procedure).

7	Acceptance

7.1	Acceptance Test

The Acceptance Test shall be performed in accordance with the provisions of Schedule 4 (Regulations for Acceptance Test).

7.2	Acceptance

7.2.1	The Customer shall commence the Acceptance Test within five (5) Customer Working Days of the later of:

(a)	the start of the Acceptance Test Period in accordance with Schedule 3 (Master Time Schedule); and

(b)	the date that Nasdaq has issued a Development Completion Notice.

7.2.2	Acceptance of the Software Product (“Acceptance”) shall occur when:

(a)	no test results have been classified as “Rejected” and remain uncorrected, as defined in Schedule 4 (Regulations for Acceptance Test), upon completion of the Acceptance Test Period;

(b)	the Customer fails, without reasonable cause, to commence the Acceptance Test within ten (10) Customer Working Days of the later of;

IT Services Agreement	CONFIDENTIAL	Page 11 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(i)	the start of the Acceptance Test Period in accordance with Schedule 3 (Master Time Schedule); and

(ii)	the date that Nasdaq has issued a Development Completion Notice, provided that such failure is not a result of an action of default of Nasdaq.

(c)	the Customer fails, without reasonable cause, to commence an Acceptance Test Cycle within ten (10) Customer Working Days of Nasdaq issuing a written notice to the Customer stating that a correction has been released and the Software Product is ready for Acceptance Test provided that such failure is not a result of an action of default of Nasdaq; or

(d)	Production Start takes place with respect to the Software Product, or part thereof.

8	Delayed Acceptance

8.1	Project Delays

In the event of delays during the course of the Project due to non-performance by a Party or its agents (“Defaulting Party”) of its obligations under this Agreement:

(a)	the Master Time Schedule shall be extended as agreed in writing between the Parties, but in any event by a period not less than the period by which the Project is delayed;

(b)	the other Party’s (“Non-defaulting Party”) time for performance shall be equitably adjusted; and

(c)	subject to the other Non-defaulting Party’s compliance with the provisions of Clause 3.3 (Project Planning and Management) where such delays impact upon Acceptance, the Non-defaulting Party shall be entitled to the remedies specified in Clause 8.2 (Remedies for Delay of Acceptance).

8.2	Remedies for Delay of Acceptance

8.2.1	If Acceptance is delayed past the date specified in Schedule 3 (Master Time Schedule), subject to Clause 8.3 (Calculation of Delays), to the extent the delay is due to reasons attributable to or within Nasdaq’s control, the Customer shall as a sole remedy be entitled to recover a credit in an amount of 1/120 of the Maximum Late Payment per day of delay, up to and including the 120th day of delay.

8.2.2	If Acceptance is delayed past the date specified in Schedule 3 (Master Time Schedule), subject to Clause 8.3 (Calculation of Delays), to the extent the delay is due to reasons attributable to or within the Customer’s control, Nasdaq shall be entitled to reasonable compensation to be discussed by the Parties on a time and materials basis for any additional work, materials or resources required directly or indirectly as a result of the delay.

8.2.3	If Acceptance is delayed by more than one hundred and twenty (120) days from the date specified in the Schedule 3 (Master Time Schedule), subject to Clause 8.3 (Calculation of Delays), to the extent the delay is due to reasons attributable to or within the Defaulting Party’s control, the Non-defaulting Party shall be entitled to terminate this Agreement as set forth in Clause 17.4 (Termination due to Delayed Acceptance).

8.3	Calculation of Delays

The Parties acknowledge that a Party’s entitlement to the remedies specified in Clause 8.2 (Remedies for Delay of Acceptance) as a result of delays to Acceptance for which the other Party is responsible, shall:

(a)	be calculated with reference to Schedule 3 (Master Time Schedule) prior to any adjustment thereto as agreed between the Parties pursuant to Clause 8.1(a); and

IT Services Agreement	CONFIDENTIAL	Page 12 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(b)	only include delays for which the Defaulting Party is responsible.

8.4	Continuation Notwithstanding Delay

In the event a delay occurs which entitles a Party to termination as set forth in Clause 17.4 (Termination due to Delayed Acceptance), but it is decided by the Parties that this Agreement shall not be terminated as set out in those clauses and the Parties thus decide to continue the Project, such continuation shall take place under the terms set forth in this Agreement, save that the Parties shall renegotiate Schedule 3 (Master Time Schedule) and compensation for costs due to further delay, in accordance with Schedule 13 (Change Procedure).

C.	Services

Clause 9 below specifies the Services to be provided by Nasdaq to the Customer following Acceptance and defines the Parties’ respective obligations in relation thereto.

9	Nasdaq’s Obligations during the Support Term

9.1	Support Organization

9.1.1	Nasdaq shall, as of Acceptance, appoint individuals to the positions specified in the Routine Guide.

9.1.2	The individuals identified in Clause 9.1.1 shall be entitled to represent Nasdaq with respect to day-to-day business issues arising under this Agreement, but shall not be authorized to modify, alter, add to or change the terms of this Agreement.

9.1.3	Nasdaq shall ensure that its representatives are individuals with suitable training, experience and skills to perform the tasks assigned to or required of them pursuant to this Agreement.

9.2	Services

Subject to the terms and conditions set forth in this Agreement, Nasdaq shall provide the Services set forth in Schedule 11 (Services).

9.3	Commencement of Services

Nasdaq’s provision of the Services shall commence upon Acceptance pursuant to Clause 7.2.2.

9.4	Production Start and Service Levels

9.4.1	Nasdaq shall, from Production Start, provide the Service in accordance with the Service Levels set forth in Schedule 12 (Service Level Agreement). In the event that Nasdaq fails to meet or exceed the service levels set forth in the Service Level Agreement, Customer will be entitled to the applicable service level credits set forth in the Service Level Agreement

9.4.2	Notwithstanding anything to the contrary herein, in the event of Production Start pursuant to Clause B.7.2.2(d) the Parties agree that the Service Levels set forth in this Agreement shall not apply until the Software Product have been tested in accordance with Schedule 4 (Regulations for Acceptance Test), and all test results classified as “Rejected” have been rectified.

9.5	Root Cause Analysis

In the event of any failure by Nasdaq to maintain the Service Levels due to a Very High or Critical Incident, Nasdaq shall undertake a root cause analysis in order to ascertain the reason for such failure and shall implement such changes in its routines, the Software Product or the Services as are necessary to avoid a repetition of the failure.

IT Services Agreement	CONFIDENTIAL	Page 13 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

9.6	Assistance to Third Party Developers

Unless otherwise agreed in accordance with Schedule 11 (Services), Nasdaq shall not be responsible for providing support to Third Party Developers.

10	Customer Obligations during the Support Term

10.1	Support Organization

10.1.1	The Customer shall, as of Acceptance, appoint individuals to the positions specified in the Routine Guide.

10.1.2	The individuals identified in Clause 10.1.1 shall be entitled to represent the Customer with respect to day-to-day business issues arising under this Agreement, but shall not be authorized to modify, alter, add to or change the terms of this Agreement.

10.1.3	The Customer shall ensure that its representatives are individuals with suitable training, experience and skills to perform the tasks assigned to or required of them pursuant to this Agreement.

10.2	General Obligations

The Customer shall:

(a)	perform its obligations as set forth in this Agreement with due skill, care and dispatch;

(b)	provide Nasdaq in a timely fashion with all information reasonably required by Nasdaq in order to comply with its obligations under this Agreement;

(c)	participate in meetings agreed between the Parties or otherwise reasonably required by Nasdaq and cause the tasks agreed in joint meetings as the duties of the Customer to be performed in accordance with the agreed time table;

(d)	contribute to the performance of the Services with respect to factors that are under the command or control of the Customer;

(e)	for its own part make decisions necessary for the performance of the Services within a reasonable time; and

(f)	provide Nasdaq with access to the Customer’s Premises, the Customer Site and the Customer Hardware Configuration, as may be reasonably required by Nasdaq in order for Nasdaq to fulfil its obligations under this Agreement in accordance with Customer’s policies and procedures as provided by the Customer to Nasdaq.

10.3	Operation of Customer Hardware Configuration

The Customer shall be responsible for the operation and maintenance of the Customer Hardware Configuration in accordance with Schedule 10 (System Description).

IT Services Agreement	CONFIDENTIAL	Page 14 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

D.	Change Management

Where either Party wishes to make a change relating to this Agreement, the procedure set forth in Clause 11 (Change Procedure) shall apply.

11	Change Procedure

11.1	Process

11.1.1	The Parties acknowledge that Change Requests may be raised by either Party during the Term due to changes in business and/or technical circumstances or as result of error, omission or oversight.

11.1.2	The Parties further acknowledge that Changes Requests may impact upon the project schedule and cost and should be avoided where possible.

11.1.3	Neither Party shall unreasonably refuse to address Change Requests that are requested by the other Party.

11.1.4	Change Requests shall be subject to the procedure set forth in Schedule 13 (Change Procedure).

11.2	Authority for Approving Change Requests

11.2.1	Change Requests which do not affect the contract price or other contractual terms may be agreed upon by the Parties’ Project Managers or Operation Managers/Account Managers (as applicable).

11.2.2	Change Requests which affect the contract price or other contractual terms may only be agreed upon by duly authorized representatives of the Parties.

IT Services Agreement	CONFIDENTIAL	Page 15 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

E.	Intellectual Property Rights and Confidentiality

12	Software Product License

12.1	Software Product License

Subject to payment by the Customer of the Annual License and Services Fee, Nasdaq grants to the Customer a non-exclusive (except as set forth below and contemplated in this Agreement), non-transferable (subject to Clause 12.3) and non-assignable license to Use the Software Product in the Territory and on the instances described in Schedule 10 (System Description), during the Term, for the purpose of operating the Customer Market as set forth in this Agreement (the “Software Product License”). The Software Product License shall entitle the Customer to Use the Software Product within the scope set forth in this Agreement and in Schedule 8 (License Scope). Notwithstanding the non-exclusive nature of the Software Product License and subject to payment by the Customer to Nasdaq of its Revenue Share set forth in Schedule 2, Nasdaq shall not license the Software Product to a third party in connection with the Exclusive Licensed Products in the Exclusive Territory during the Exclusivity Period (the “Exclusivity Provision”). This Exclusivity Provision shall last for a period of time equal to the Exclusivity Initial Period, after which the Exclusivity Provision shall continue for the Exclusivity Renewal Period, unless Nasdaq elects to terminate the Exclusivity Provision by written notice to Customer with notice given at least thirty (30) days prior to the expiration of the current Exclusivity Period; provided, however, Nasdaq agrees that it will not terminate the Exclusivity Provision before the expiration of the Exclusivity Initial Period unless such Exclusivity Initial Period extends beyond twenty- five (25) months from the Effective Date, in which event Nasdaq shall be permitted to terminate the Exclusivity Period by providing written notice to Customer at least thirty (30) days prior to the expiration of such twenty-five (25) month period from the Effective Date.

12.2	Scope of Software Product License

The Software Product License shall be subject to the following additional terms and conditions:

(a)	The Software Product shall not include a license to the Source Code of the Software Product (except as set forth in Clause 13 of this Agreement);

(b)	Save as permitted by mandatory law, the Customer shall not decompile or reverse engineer the Software Product;

(c)	Save as expressly set out in this Agreement, the Customer shall not adapt, modify or amend the Software Product;

(d)	The Customer may make such back-up copies of the Software Product as are necessary for the purposes of the Customer’s lawful use of the Software Product and for the purposes of back up and security;

(e)	The Customer may only operate the number System Instances of the Production System and Non-Production System specified in Schedule 10 (System Description);

(f)	The Customer shall include original markings or notices identifying Nasdaq, or such third party as may be designated by Nasdaq, as the proprietor of the intellectual property rights (including trademarks, product names, copyright notices and the like) on any copies of the Software Product or in any communications referencing the Software Product;

IT Services Agreement	CONFIDENTIAL	Page 16 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(g)	The Customer shall not assign, transfer, sublicense (subject to Clause 12.3 (Sublicensing to Participants and Third Party Developers) or otherwise dispose of any of its rights or obligations relating to the licenses granted pursuant to Clause 12.1 (Software Product License) without the written consent of Nasdaq; and

(h)	Save as expressly set out in this Agreement the Customer shall have no right to use the Software Product for the benefit of, or disclose the Software Product to, any third party.

12.3	Sublicensing to Participants and Third Party Developers

12.3.1	The Customer shall be permitted to sublicense:

(a)	the Participant Interfaces to Participants and Third Party Developers, for the development and testing of back-office applications or other third-party applications and to other third parties who may acquire such an application, to permit such applications to be connected to the Participant Interfaces to access the Software Product or parts thereof operated by the Customer and for no other purpose; and

(b)	the Participant Applications to Participants for the sole purpose of accessing the Customer Market.

12.3.2	Sub-licensing pursuant to Clause 12.3.1 shall be made on the license terms set forth in herein, save the sub-licensee shall not have the right to grant sublicenses. Nasdaq shall be named as a third party beneficiary in the relevant sublicensing agreement. Further, the sublicense agreement shall stipulate that Nasdaq shall not be liable for any damage whatsoever incurred by the sub-licensee as a result of the sublicensed software.

12.3.3	Upon request, the Customer shall provide Nasdaq with written information regarding the names and addresses of Third Party Developers and Participants to whom sublicenses are granted as set out above and shall provide Nasdaq with copies of such sublicenses within two (2) weeks from receipt of a request from Nasdaq.

12.3.4	Upon executing any sublicense agreement, the Customer shall apply sufficient security measures and care in relation to the software being sublicensed as to provide adequate protection of such software from unauthorized disclosure, copying or use and the Customer hereby undertakes to enforce the license terms of each sublicense agreement.

12.3.5	The sublicense entitles the sub-licensee to receive a copy of the parts of the Documentation that are associated with the sublicensed components.

13	Escrow and Source Code License

13.1	Escrow, License to Source Code

13.1.1	Upon the Customer’s request the Parties shall, and Nasdaq shall procure that an escrow agent designated by the Parties (the “Escrow Agent”) shall, enter into the Escrow Agent’s standard escrow agreement (the “Escrow Agreement”). Nasdaq shall throughout the Support Term, at the Customer’s expense, maintain the Source Code of the Software Product and related documentation (the “Deposit”) in escrow with the Escrow Agent in accordance with the terms of the Escrow Agreement. The Customer shall reimburse Nasdaq for Nasdaq’s work related to maintaining the Deposit on a time and materials basis.

IT Services Agreement	CONFIDENTIAL	Page 17 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

13.1.2	Upon termination of this Agreement by the Customer pursuant to Clause 17.2 (Termination for Cause) or Clause 17.3 (Termination for Insolvency) subject always to the conditions set forth in Clause 0 the Customer shall be entitled to take possession of the Deposit and Use the Deposit in accordance to the terms of the Source Code License set forth below in Clause 13.2 (License to Source Code).

The Customer shall be entitled to take and be provided with immediate possession of the Deposit upon an arbitral tribunal, convened in accordance with Clause 20.22 (Governing Law and Dispute Resolution), finding that the Customer was entitled to terminate the Agreement pursuant to Clause 17.2 (Termination for Cause) or Clause 17.3 (Termination for Insolvency)(“Release Conditions”). Provided that either:

13.2	License to Source Code

13.2.1	Subject to release to the Customer of the Deposit in accordance with Clause 13.1 (Escrow, License to Source Code) above, Nasdaq hereby grants the Customer a license to the Deposit (the “Source Code License”).

13.2.2	The Source Code License shall be subject to the same terms and conditions as the Software Product License save that:

(a)	It shall be perpetual in nature.

(b)	It shall relate to the Source Code of the Software Product comprised in the Deposit.

(c)	It shall entitle the Customer to modify, adapt, translate and merge the Software Product into other software and materials, develop derivative works and maintain and correct the Software Product, all for the purpose of the Customer Market and for no other purpose.

13.2.3	The Source Code License shall not entitle the Customer to use any Maintenance Releases or New Releases of the Software Product issued after the Deposit has been released to the Customer, or to any support for the Software Product.

13.3	Third Party Support Providers

13.3.1	The Customer shall only be entitled to grant third parties access to the Source Code if Nasdaq has given its prior written consent thereto, such consent not to be unreasonably withheld.

13.3.2	Subject to Clause 13.3.1, if a third party is granted access to the Source Code, including for the purpose of support, maintenance or development of the Source Code, the Customer shall:

(a)	Ensure that, prior to being granted access to the Deposit, such third party has signed a confidentiality agreement on terms no less restrictive than the terms of confidentiality stated in Clause 15 (Confidentiality).

(b)	ensure that such third party complies with the terms and conditions of the Source Code License.

IT Services Agreement	CONFIDENTIAL	Page 18 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(c)	remain vicariously liable to Nasdaq for any acts or omissions of such third party which would constitute a breach of Clause 15 (Confidentiality) or the Source Code License, as if such acts or omissions had been those of the Customer.

13.4	Source Code Training

13.4.1	Subject to release to the Customer of the Deposit in accordance with Clause 13.1 (Escrow, License to Source Code), Nasdaq shall provide appropriate technical training to the Customer to enable the Customer or such third party to acquire sufficient knowledge of the Software Product to be reasonably capable to support, maintain, and create derivative works from, the Software Product.

13.4.2	The terms and conditions, upon which Nasdaq undertakes the training, shall be agreed upon by the Parties separately. Such services shall be offered on reasonable commercial terms and conditions. Nasdaq’s obligation to provide training is conditional upon the Customer giving Nasdaq reasonable notice of its requirements and is dependent upon the scope of such requirements.

13.4.3	Nasdaq undertakes at all times to use its reasonable endeavours to meet this condition.

14	Intellectual Property Rights

14.1	Nasdaq Work

Ownership of any intellectual property rights in:

(a)	the Software Product (excluding the Customer Work (defined below));

(b)	documents provided or prepared by Nasdaq for the Customer for the purpose of Nasdaq’s performance of its obligations hereunder; any works derived from Clauses 14.1 (a) and (b); and

(c)	any other literary works or other works of authorship created by Nasdaq, its personnel, employees, subcontractors or consultants including manuals, training materials and documentation,

shall vest or remain vested in Nasdaq or any other entity as Nasdaq may in its sole discretion elect. The Customer shall ensure that any of the Customer's employees or consultants execute any documents and perform any acts such as are necessary in order to effect the transfer of any interest such individuals may have, pursuant to any law, in any Nasdaq work, in accordance with this Clause 14.1.

14.2	Customer Work

Ownership of any intellectual property rights in:

(a)	Adaptations, modifications or enhancements to the Software Product made by or at request of the Customer (other than by Nasdaq or any Nasdaq subcontractor);

(b)	documents provided or prepared by the Customer;

(c)	any works derived by the Customer from Clauses 14.2 (a) and (b); and

IT Services Agreement	CONFIDENTIAL	Page 19 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(d)	any other materials, information, ideas, concepts, know-how, inventions, literary works or other works of authorship created by Customer, its personnel, employees, subcontractors or consultants, including, without limitation, manuals, training materials and documentation relating to the Customer Market or otherwise (collectively (a)-(d), “Customer Work”), shall vest or remain vested in the Customer or any other entity as the Customer may in its sole discretion elect. Nasdaq shall ensure that any of Nasdaq’s employees or consultants execute any documents and perform any acts such as are necessary in order to effect the transfer of any interest such individuals may have, pursuant to any law, in any Customer Work, in accordance with this Clause 14.2. Notwithstanding anything set out in this Clause 14.2, the Customer may not use software outside of the scope of the Software Product License that: (i) contains code developed by or on behalf of Nasdaq; or (ii) that infringes on the copyrights or patents of the Software Product outside of the scope of the Software Product License. Except with respect to the Software Product and Services, Nasdaq shall not use or exploit any Customer Work without Customer’s prior written approval and Nasdaq will not acquire any rights to the Customer Work as a result of Nasdaq’s use thereof.

14.3	Trade Marks

Each Party’s Trade Marks are trademarks of that Party or a member of that Party’s Group. Each Party undertakes not to use any of the other Party’s Trade Marks or any part thereof, either alone or in combination with any other mark or device or any marks confusingly similar thereto, except with the express authority of the other Party and, where applicable, the member of the other Party’s Group being the registered holder of such Trade Mark.

15	Confidentiality

15.1	Obligation to Keep Confidential

The Parties:

(a)	shall keep all Confidential Information received or emanating from the other Party confidential;

(b)	undertake to use the same only in connection with the purpose set forth in this Agreement and not to make any other commercial use thereof or use the same for the benefit of itself or any third party; and

(c)	shall not disclose any such Confidential Information, or part thereof, to any third party except:

(i)	to professional advisers, employees or subcontractors as necessary to perform any obligations within the scope of this Agreement (“Permitted Third Person”);

(ii)	where such Party is legally obliged to disclose the Confidential Information;

(iii)	if the receiving Party can demonstrate that the Confidential information was rightfully known to it prior to the disclosure thereof by the disclosing Party; or

(iv)	if such Confidential Information is public knowledge or becomes public knowledge other than by breach of this Agreement or by an agreement previously entered into by the Parties.

(d)	A recipient will notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any breach of this Agreement by a recipient and will cooperate with the disclosing Party in every reasonable way to help the disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.

IT Services Agreement	CONFIDENTIAL	Page 20 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

15.2	Obligation to Disclose

In the event a Party is obliged under law, statute or court order to disclose Confidential Information, such Party shall:

(a)	only disclose such portion of the Confidential Information that is so required;

(b)	inform the recipient of the Confidential Information that the information released is confidential and use its reasonable endeavours to ensure that the information is kept confidential by such recipient; and

(c)	promptly notify the other Party of its release of the Confidential Information specifying the information disclosed, the recipient of the information, and the circumstances giving rise to the duty to disclose it.

15.3	Disclosure to Permitted Third Person

Where a Party has disclosed Confidential Information to a Permitted Third Person, such Party shall:

(a)	ensure that, prior to disclosure to the Permitted Third Person, such Permitted Third Person has entered into a confidentiality agreement which contains terms no less stringent than those set forth in this Agreement with respect to the protection of Confidential Information;

(b)	use its reasonable endeavours to minimize the risk of disclosure of any Confidential Information by such Permitted Third Person; and

(c)	shall remain vicariously liable to the other Party for any acts or omissions of such Permitted Third Person which would constitute a breach of this Article if such acts or omissions had been those of the Disclosing Party.

15.4	Remedies for Breach of Confidentiality Undertaking

The Parties acknowledge that Confidential Information constitutes valuable property and that any breach of this Clause 15 (Confidentiality) may result in irreparable harm to the innocent Party, the extent of which would be difficult and/or impracticable to assess, and that pecuniary damages would not be an adequate remedy for such breach. Accordingly, and by way of exception to Clause 20.22 (Governing Law and Dispute Resolution), the Parties agree that in such circumstances the innocent Party shall be entitled to seek specific performance of this Agreement or an injunction as a remedy for such breach, in addition to all other remedies at law or in equity and without prejudice to any such remedy.

IT Services Agreement	CONFIDENTIAL	Page 21 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

F.	Charges

16	Consideration

16.1	Project Fee

In consideration of Nasdaq’s performance of the Services during the Project pursuant to this Agreement, the Customer shall pay Nasdaq the amounts specified in Schedule 2 (Consideration and Payment Terms).

16.2	Annual License & Services Fee

In consideration of the Software Product License and the Services the Customer shall pay Nasdaq an Annual License & Services Fee as specified in Schedule 2 (Consideration and Payment Terms).

16.3	Revenue Share

In consideration of the provision of the terms set forth in clause 12.1(b), Customer shall pay Nasdaq a Revenue Share as specified Schedule 2 (Consideration and Payment Terms).

16.4	Work Performed Outside Working Hours

The Project Fee covers work by Nasdaq personnel to be performed during Nasdaq Working Hours. If the Customer requires work to be performed:

(a)	during non-working hours under circumstances where the performance of such work during such hours is not necessary to meet the milestones set forth in Schedule 3 (Master Time Schedule); or

(b)	that is outside the scope of the Project,

such work shall be performed on a time and material basis, at the rates specified for Nasdaq Working Hours or non-working hours, as appropriate, in Schedule 2 (Consideration and Payment Terms).

16.5	Increase in Fees

16.5.1	On each anniversary of the Production Start, the Annual License and Services Fee, as specifically set forth in the chart set forth Schedule 2, Clause 1.2.1, for the Support Term shall be subject to the potential for increase, according to the Indexation Formula as specified in Schedule 2, Clause 5 (Consideration and Payment Terms).

16.5.2	Nasdaq shall be entitled to increase the Annual License and Services Fee to cover;

(a)	the additional cost of providing Software Product Support for Change Requests if such Change Request increases the complexity of the functionality at the time that the Change Request is made. Such increase shall not exceed fifteen (15) percent of the development cost and additional license fees if applicable for the Change Request in question and shall be specified in the Change Request. Such increase shall be applied to the Annual License and Services Fee for the year in which the Change Request is made and each subsequent year during the Term of this Agreement; and

(b)	the cost incurred by Nasdaq due to the non-compliance by the Customer with the time limits specified in Schedule 11 (Services) for implementation of a Maintenance Release or a New Release; provided, however, in no event shall Customer be subject to paying Nasdaq’s such costs incurred prior to thirty (30) days after the requested implementation of a Maintenance Release or a New Release.

IT Services Agreement	CONFIDENTIAL	Page 22 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

16.6	Accommodation and Travel

16.6.1	The Customer shall reimburse Nasdaq for the all costs pre-approved in writing or as otherwise provided in accordance with this Agreement, incurred by Nasdaq for accommodation, travel and allowances during the Project.

16.6.2	All travel shall be scheduled in accordance with the Travel Plan specified in Schedule 3 (Master Time Schedule) or as otherwise agreed by the Parties.

16.7	Work Performed on Time and Materials Basis

Any work on time and materials basis under this Agreement shall be charged at the rates specified in Schedule 2 (Consideration and Payment Terms). Such rates shall be subject to annual increases according to the Indexation Formula as specified in Schedule 2 (Consideration and Payment Terms).

16.8	Payment Terms

16.8.1	Unless otherwise specified in Schedule 2, invoices shall be due thirty (30) days from the date of Customer’s receipt of the invoice (“Due Date”). After written notice and a ten (10) day opportunity to cure to Customer, an interest charge of one (1) month LIBOR plus four (4) percent per annum, shall be applied from the Due Date to any amounts which are not paid when due.

16.8.2	All amounts to be paid by the Customer pursuant to this Agreement shall be invoiced in United States Dollars.

16.8.3	Payments made by the Customer to Nasdaq hereunder shall be made by electronic transfer to the account designated by Nasdaq from time to time in writing.

16.9	Cessation of Services

Without prejudice to any other right or remedy of Nasdaq, where the Customer has failed to pay any amount due under this Agreement for a period exceeding thirty (30) days past the Due Date, Nasdaq shall be entitled to cease performance of any of the Services to be provided under this Agreement with thirty (30) days written notice to the Customer, such notice which may be issued on the Due Date or any date thereafter, until such payment is made (together with accrued interest if any).

16.10	Taxes, Fees and Set-off

16.10.1	Any and all payments to Nasdaq under this Agreement do not include, and the Customer shall be responsible for, all applicable present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature imposed by the Territory or by any department, agency, state or other political subdivision or taxing authority in the Territory but excluding any taxes imposed by any Swedish taxing authority (collectively, “Taxes”).

16.10.2	Any payments due from the Customer to Nasdaq hereunder will be made without set-off or counterclaim, and free and clear and without deduction of or withholding for any Taxes or interest, penalties or similar liabilities. If any Taxes are so levied or imposed in respect of this Agreement, the Customer shall pay the full amount of such Taxes provided such taxes are charged to Customer in a reasonable time after they become due, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for in this Agreement.

IT Services Agreement	CONFIDENTIAL	Page 23 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

G.	Term, Termination and Consequences of Termination

17	Term and Termination

17.1	Term

The Term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years following Production Start unless terminated by either Party as set forth in this Agreement (the “Term”). This Agreement may only be terminated as expressly set out in this Clause 17 (Term and Termination).

17.2	Termination for Cause

This Agreement may be terminated immediately by notice in writing:

(a)	By either Party where the other Party fails to pay any sums due under this Agreement within thirty (30) days of the Due Date and fails to cure such failure within thirty (30) days written notice of such breach (which notice must indicate the intention of the non-breaching party to terminate); or

(b)	By either Party if the other Party is in material breach of this Agreement and, where such breach is capable of being remedied, fails to remedy the breach within a period of thirty (30) days after written notice by the other Party and fails to cure such failure within thirty (30) days written notice of such breach (which notice must indicate the intention of the non-breaching party to terminate).

17.3	Termination for Insolvency

This Agreement may be terminated immediately by notice in writing by either Party if the other Party:

(a)	commits an act of bankruptcy, is adjudicated bankrupt or enters into liquidation, whether compulsory or voluntary, other than for the purposes of an amalgamation, reorganisation, merger, consolidation or reconstruction;

(b)	makes an arrangement with its creditors or petitions for an administration order;

(c)	has a receiver or manager appointed over all or any part of its assets; or

(d)	generally becomes unable to pay its debts as and when they fall due.

17.4	Termination due to Delayed Acceptance

17.4.1	Notwithstanding Clause 17.2(b), pursuant to Clause 8.2.3 a Non-defaulting Party shall be entitled to terminate this Agreement by giving the Defaulting Party four (4) weeks written notice.

17.4.2	The Non-defaulting Party’s right to terminate this Agreement under this Clause shall lapse four (4) weeks after the right to terminate arose pursuant to Clause 8.2.3.

IT Services Agreement	CONFIDENTIAL	Page 24 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

17.5	Termination due to Force Majeure

17.5.1	If a Force Majeure event pursuant to Clause 20.10 (Force Majeure) prevails for a continuous period in excess of six (6) months after the date on which the Force Majeure begins, the Non-Claiming Party shall be entitled to give notice to the Claiming Party to terminate this Agreement.

17.5.2	The notice to terminate must specify the termination date, which must be not less than thirty (30) clear days on which the notice to terminate is given. Once a notice to terminate has been validly given, the Agreement shall terminate on the termination date set out in the notice.

17.5.3	Neither Party shall have any liability to the other in respect of termination of this Agreement due to Force Majeure, but rights and liabilities which have accrued prior to termination shall subsist (including amounts accrued in favour of Nasdaq and all costs and expenses incurred by Nasdaq up to the date of termination).

17.6	Events upon Termination before Acceptance

17.6.1	In the event this Agreement is terminated by the Customer pursuant to Clause 17.4 (Termination due to Delayed Acceptance), the Customer shall as a sole remedy be entitled to:

(a)	reimbursement of the Project Fee actually paid by the Customer to Nasdaq;

(b)	the Maximum Late Payment credit accrued pursuant to Clause 8.2.1;

(c)	indemnification pursuant to Clause 18.4 (Indemnification); and

(d)	damages with respect to any breach of Clause 15 (Confidentiality), if any, subject to the provisions of Clause 19 (Damages).

17.6.2	In the event this Agreement is terminated by Nasdaq pursuant to Clause 17.4 (Termination due to Delayed Acceptance), Nasdaq shall as a sole remedy be entitled to:

(a)	the balance of the remaining unpaid Project Fee;

(b)	the compensation accrued pursuant to Clause 8.2.2;

(c)	indemnification pursuant to Clause 18.4 (Indemnification); and

(d)	damages with respect to any breach of Clause 12 (Software Product License) and Clause 15 (Confidentiality), if any, subject to the provisions of Clause 19 (Damages).

17.7	Events upon Termination after Acceptance

17.7.1	In the event Nasdaq terminates this Agreement after Acceptance pursuant to Clause 17.2 (Termination for Cause), Nasdaq shall as a sole remedy be entitled to:

(a)	the accrued fees pursuant to Schedule 2 (Consideration and Payment Terms);

(b)	the balance remaining of the Annual License Fee and Services Fee for the then current year of the Term;

(c)	any amounts accrued but unpaid for work performed, on a time and materials basis; and

(d)	indemnification pursuant to Clause 18.4 (Indemnification) and damages with respect to any breach of Clause 12 (Software Product License), Clause 13 (Escrow and Source Code License) and Clause 15 (Confidentiality), if any, subject to the provisions of Clause 19 (Damages).

IT Services Agreement	CONFIDENTIAL	Page 25 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

17.7.2	In the event the Customer terminates this Agreement after Acceptance pursuant to Clause 17.2 (Termination for Cause), the Customer shall as a sole remedy and subject to the payment of all outstanding amounts, costs and expenses incurred by Nasdaq up until the day of termination, be entitled to:

(a)	such portion of the Annual License and Services Fee which corresponds to the remaining Term paid for by the Customer; and

(b)	indemnification pursuant to Clause 18.4 (Indemnification) and damages with respect to any breach of Clause 15 (Confidentiality) if any.

17.8	Return of Confidential Information

In the event of termination of this Agreement for any reason whatsoever, the Parties shall promptly return all Confidential Information received from each other.

17.9	Survival

The terms of Clause 14 (Intellectual Property), Clause 15 (Confidentiality), Clause 18 (Warranties, Indemnification, Insurance and Limitation of Liability) and 20.22 (Governing Law and Dispute Resolution) shall survive the termination or expiry of this Agreement. Furthermore, any provision that by implication is intended to continue in force after termination shall not be affected by termination or expiry of this Agreement or any portion thereof.

17.10	Transition Services

17.10.1	If this Agreement is terminated or expires, Nasdaq shall upon the Customer’s request, cooperate with the Customer in developing and implementing a transition plan for the orderly transition out of this Agreement.

17.10.2	Nasdaq shall use its reasonable endeavours to provide the resources set out in the transition plan and as are necessary for an effective transition out including, where requested and subject to their other obligations to the Customer, such Nasdaq personnel engaged in providing the Software Product Support prior to termination of this Agreement.

17.10.3	The transition services shall be provided by Nasdaq on commercially reasonable terms, for a period of time that shall be reasonable for effectuating the transition (which Nasdaq acknowledges may exceed three (3) months) and shall be subject to a separate agreement to be negotiated in good faith by the parties.

IT Services Agreement	CONFIDENTIAL	Page 26 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

H.	Warranties, Indemnification, Insurance and Limitation of Liability

18	Warranties

18.1	Warranties by Nasdaq

Nasdaq represents and warrants to Customer that:

(a)	it has the right to enter into this Agreement, to grant Customer the rights set forth in this Agreement and perform all of its obligations hereunder and the Software Product is free of any liens, claims, encumbrances or other restrictions on Customer’s use thereof;

(b)	to the best of Nasdaq’s knowledge the Services (after due and appropriate inquiry), Software Product and any software or technology provided by Nasdaq do not contain any code or other material that: (i) impairs or adversely affects property owned by or licensed to Customer; (ii) is designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of a user’s computer, or any other software, hardware, firmware, computer system or network (sometimes referred to as “viruses” or “worms”); (iii) would disable a user’s computer or any other software, hardware or system(s) or impair in any way its operation based on the elapsing of a period of time, exceeding an authorized number of copies, or advancement to a particular date (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices); (iv) (without Nasdaq first receiving prior written approval from Customer) the purpose or result of which is to act as a passive or active information collection or transmission mechanism, including, without limitation, clear graphics interchange formats, 1x1 pixels, web bugs, cookies or other similar devices (sometimes referred to as “spyware,” “passive collection mechanisms” or “pcms”); (v) (without Nasdaq first receiving prior written approval from Customer) would permit Nasdaq or a third party to access the user’s computer software, hardware or system(s) or any other software, hardware, firmware, computer system or network; or (vi) would permit Nasdaq or any third party to interfere with or surreptitiously access any data from or about a user;

(c)	NASDAQ shall comply with all applicable federal, state, local and county laws, statutes, rules and regulations, and any voluntary industry standards applicable thereto applicable to its business;

(d)	it shall perform its obligations under this Agreement, including, without limitation, the Services, in a professional, efficient, timely and workmanlike manner, with reasonable skill, care and dispatch; and

(e)	subject to the Customer Hardware Configuration meeting the requirements specified in Schedule 10 (System Description) and the Customer fulfilling its obligations under this Agreement, the Software Product shall for the Support Term:

(i)	operate and perform consistent and in accordance with the functionality specified in Schedule 7 (Software Functional Specification); and

(ii)	materially conform to the technical requirements of Schedule 12 (Service Level Agreement).

IT Services Agreement	CONFIDENTIAL	Page 27 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

18.2	Customer Remedies

The Customer, recognizing that software is not error or bug free, agrees that the sole remedy for breach by Nasdaq of its warranties under Clause 18.1(e) above shall be to require Nasdaq to re-perform its obligations as set forth herein as well as any remedies available in the Service Level Agreement.

18.3	Warranties by the Customer

The Customer represents and warrants to Nasdaq that:

(a)	it has the right to enter into this Agreement and perform all of its obligations hereunder; and

(b)	it possesses and will maintain all authorities, consents, registrations and licenses required under the laws of the Territory, in order for the Parties to be able to fulfil their obligations under this Agreement and for the Customer to operate the Customer Market.

18.4	Indemnification

Nasdaq shall defend, indemnify and hold the Customer, its affiliates, and assigns (where applicable) and their respective directors and officers, employees representatives, agents and principals, harmless from and against any claim, losses, damages, lawsuits, liability (including settlements and judgments), governmental and quasi-governmental actions, and expenses (including reasonable outside attorneys’ fees, expenses and court costs) arising out of: any infringement, misappropriation or violation by the Services or Software Product of any statutory or common law copyright, trademark, trade secret, or patent (“Infringement Claim”).

18.4.1	In the event Nasdaq is notified of an Infringement Claim relating to the Software Product, Nasdaq shall be entitled, at its own cost, to do any of the following:

(a)	Obtain for the Customer the right to continue using the affected portion of the Software Product;

(b)	Modify the affected portion of the Software Product so that it is no longer infringing; or

(c)	Replace the affected portion of the Software Product with a non-infringing functional equivalent.

If Nasdaq selects option (b) or (c), the Customer shall immediately refrain from using the allegedly infringing portion of the Software Product upon written notice from Nasdaq.

18.4.2	In the event Nasdaq does not comply with Clause 18.4.1, Nasdaq shall have the right to remove the infringing portion of the Software Product. In case of such removal, the Customer shall have the right to terminate this Agreement upon written notice to Nasdaq and Nasdaq shall refund on a pro-rata basis that portion of the Annual License and Services Fee pertaining to the infringing portion of the Software Product for the remainder of the year for which the Annual License and Services Fee was paid in advance.

IT Services Agreement	CONFIDENTIAL	Page 28 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

18.4.3	Notwithstanding the foregoing, Nasdaq shall have no liability for Infringement Claims:

(a)	where the Customer uses a version of the Software Product other than the most recent version issued to the Customer by Nasdaq from time to time; and

(b)	to the extent that the infringement arises out of:

(i)	the combination of the Software Product or any part thereof with equipment, products or data not supplied or approved by Nasdaq in writing; or

(ii)	any modification to or configuration of the Software Product, made by or on behalf of the Customer by a third party (not including Nasdaq); provided in each case that the Software Product as supplied by Nasdaq would not alone have given rise to such failure; or

(iii)	any requirements or specifications supplied to Nasdaq in Customer Work.

18.4.4	This Clause 18.4 (Indemnification) sets out the Customer’s sole remedies in relation to any Infringement Claims and termination of this Agreement as a result thereof.

18.4.5	The Customer shall defend, indemnify and hold Nasdaq, its affiliates and their respective employees and principals harmless from and against any claim, liability (including settlements and judgments) or expenses (including reasonable outside attorneys’ fees, expenses and court costs) arising out of:

(a)	any suits or actions brought by a third party against Nasdaq in connection with this Agreement by:

(i)	Participants, including Customer Market participants or clients; and

(ii)	any regulatory authority having jurisdiction over the Customer or over the Customer Market; or

(b)	infringement claims pursuant to Clause 18.4.3(b)(i), (ii) and (iii).

18.5	Indemnification Procedure

18.5.1	If any third party claim is commenced against a Party entitled to indemnification under Clause 18.4 (Indemnification) (the “Indemnified Party”), notice thereof shall promptly be given to the Party that is obliged to give the indemnification (the “Indemnifying Party”) specifying the nature of the claim in reasonable detail.

18.5.2	If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date on which a response to such claim is due, to immediately take control of the defence and investigation of such claim.

18.5.3	The Indemnified Party shall cooperate, at the Indemnifying Party’s cost, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defence of such claim and any appeal arising there from; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defence of such claim and any appeal arising there from.

IT Services Agreement	CONFIDENTIAL	Page 29 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

18.5.4	The Indemnified Party shall take such measures as are reasonable in the circumstances to mitigate its loss, expenses and other detrimental effects resulting from the third party claim. If the Indemnified Party fails to take such measures, the Indemnified Party shall bear the corresponding portion of the loss.

18.5.5	No admission of liability shall be made nor shall any settlement of a claim be entered into without the consent of the Indemnified Party, such consent not to be unreasonably withheld.

18.5.6	If, after investigation of the facts known at the time, the Indemnifying Party disputes its obligation to indemnify the Indemnified Party:

(a)	the Parties shall cooperate to ensure that timely and adequate defence of the claim is provided; and

(b)	all costs shall initially be shared equally, provided that should the matter be resolved in favour of the Indemnifying Party, all costs shall be borne by the Indemnified Party and should the matter be resolved in favour of the Indemnified Party, all costs shall be borne by the Indemnifying Party.

18.6	Exclusion of Implied Warranties

The warranties set forth in Clause 18 (Warranties) above are exclusive and in lieu of all other warranties whether express, implied or statutory, including, without limitation, the implied warranties or covenants as to quality of service.

18.7	Insurance

During the Term of this Agreement, Nasdaq will maintain insurance coverage which is sufficient for the types of products and services provided hereunder in accordance with industry standards.

19	Damages

19.1	Limitation of Liability

19.1.1	Subject to the limitations and exclusions in Clause 19.1.3, the liability of a Party pursuant to this Agreement shall be limited to liability for direct loss or damage arising out of each action or claim in contract, equity, negligence, tort or otherwise, upon which such liability is founded and shall be limited to a cumulative total, for all actions or claims pursuant to this Agreement, which shall not exceed, in the aggregate, an amount equal to the sum of the Annual License and Services Fee as specified in Schedule 2 (Consideration and Payment Terms).

19.1.2	Subject to the limitations and exclusions in Clause 19.1.3, neither the Customer nor Nasdaq shall be liable for, nor shall the measure of damages include, any indirect, incidental, special or consequential damages or amounts (whether direct or indirect) for loss of income, profits or savings arising out of or relating to its performance or failure to perform under this Agreement even if such loss or damage was reasonably foreseeable or either Party was aware of the possibility of such loss or damage arising.

IT Services Agreement	CONFIDENTIAL	Page 30 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

19.1.3	The limitations or exclusions of liability set forth in this Clause 19.1 (Limitation of Liability) shall not apply to:

(a)	a breach by either Party of its obligations to the other Party under Clause 15 (Confidentiality);

(b)	a breach by either Party of its obligations to the other Party under Clause 14;

(c)	the indemnification obligation set forth in Clause 18.4 (Indemnification);

(d)	damage caused by gross negligence or willful default;

(e)	fraud or fraudulent misrepresentation;

(f)	death or personal injury resulting from negligence; and

(g)	any matter for which it would be unlawful for the Parties to exclude liability.

19.2	Exchange Information on the Customer Market

Nasdaq shall not be obliged to confirm the accuracy of any Exchange Information. Nasdaq shall under no circumstances be liable to the Customer for any inaccuracy, insufficiency or other defect relating to any Exchange Information. Customer shall retain all ownership rights to the Exchange Information. All Exchange Information generated by and/or collected via the Customer Market will be solely owned by Customer.

19.3	Sole Remedies

No other right of termination or remedy, including damages, shall exist with respect to a breach of the terms of this Agreement other than those rights and remedies expressly set forth in this Agreement where such rights and remedies are described as the sole remedy in respect of such breach.

IT Services Agreement	CONFIDENTIAL	Page 31 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

I.	General

20	Miscellaneous

20.1	Audit Rights

20.1.1	Subject to thirty (30) days written notice, or such other notice as may be required by the Customer’s regulators, Nasdaq shall permit the Customer’s internal and external auditors, and the Customer's regulators access to such of Nasdaq’s technical operations relevant to the Nasdaq’s performance of its obligations under this Agreement as may be necessary to enable the Customer to comply with applicable legal and regulatory requirements from time to time.

20.1.2	If any such audit results in Nasdaq being notified that Nasdaq is not in compliance with any law or audit requirement, Nasdaq shall use its reasonable endeavours to promptly take actions to comply with such audit.

20.1.3	The Customer shall bear all fees and expenses of the audit, including inter alia:

(a)	Nasdaq’s costs related to the audit; and

(b)	any actions by Nasdaq to comply with the audit.

20.1.4	Notwithstanding the foregoing, if the non-compliance is a result of Nasdaq’s breach of this Agreement, Nasdaq shall bear the expense for Nasdaq’s costs related to the audit and its actions to comply with the audit.

20.2	Notice of Delay

Each Party shall without delay inform the other Party in writing of any actual or anticipated matters or circumstances which may influence or delay the other Party's performance of its obligations hereunder.

20.3	Mitigation

Each Party shall use all reasonable endeavours to mitigate and minimize the costs, expenses and losses such Party incurs due to any delays and Infringement Claims.

20.4	Security

Subject to prior written information from the Customer, Nasdaq shall ensure that its employees, consultants and subcontractors comply with the Customer’s reasonable security, health and safety requirements while on the Customer Premises or at the Customer Central Site.

20.5	No Partnership

Nothing in this Agreement shall operate so as to constitute a partnership or any form of merger between the Customer and Nasdaq or alter the independence or sovereignty of the Parties.

IT Services Agreement	CONFIDENTIAL	Page 32 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

20.6	No Agency

Save as expressly provided herein, neither Party shall pledge the credit of the other nor represent itself as being (save to the extent expressly provided under this Agreement), an agent, partner, employee or representative of the other or (save as aforesaid) hold itself out as such nor as having any power or authority to incur any obligation of any nature express or implied on behalf of the other.

20.7	Subcontractors and Consultants

The obligations of the Parties under this Agreement may be performed by subcontractors or consultants, provided that such Party obtains the prior consent of the other Party, such consent not to be unreasonably withheld, and such Party shall be responsible as principal to the other Party, for any work performed by the subcontractors or consultants. Notwithstanding the foregoing, neither Party shall be entitled to subcontract its obligations to a direct competitor of the other Party.

20.8	Reasonableness of Remedies

Where in this Agreement a Party is required to pay a stipulated sum either as and by way of liquidated damages or as a consequence of a specified breach of an obligation under this Agreement, then the Parties acknowledge that such amount is a fair and reasonable estimate of the loss which the other Party will suffer as a result of the breach in respect of which such sum is payable.

20.9	Limitation of Right to Claim

20.9.1	Except as expressly set forth in this Agreement, where a Party intends to bring any action or claim pursuant to this Agreement, the claiming Party shall give the other Party written notice of its intention within one (1) year from the moment such Party became aware of the basis of the purported claim or right. In the absence of such notice, the claim or right shall be time barred effective from the expiry of such one (1) year period.

20.9.2	Any arbitration or legal proceedings shall be instituted within one (1) year after notice has been given, failing which the claiming Party shall be barred from commencing arbitration or court proceedings of any kind with respect to the claim or right.

20.10	Force Majeure

20.10.1	In this Agreement, “Force Majeure” shall mean, in relation to either Party, a circumstance beyond the reasonable control of that Party (the “Claiming Party”) and lock-outs, strikes and other industrial disputes (in each case, whether or not relating to the Claiming Party's workforce and whether or not beyond the reasonable control of the Claiming Party).

20.10.2	The Claiming Party shall not be in breach of this Agreement or otherwise liable to the other Party (the “Non-Claiming Party”) for any delay and shall not be liable for any delay compensation pursuant to Clause 8.1 (Project Delays) in performance or any non- performance of any obligations under this Agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is owing to Force Majeure and in such circumstances the Claiming Party shall be entitled to a reasonable extension of time for performing such obligations.

IT Services Agreement	CONFIDENTIAL	Page 33 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

20.10.3	The Claiming Party shall promptly notify the Non-Claiming Party of the nature and extent of the circumstances giving rise to Force Majeure.

20.10.4	The Non-Claiming Party’s right to terminate this Agreement due to a prevailing Force Majeure event is set forth in Clause 17.4.2.

20.11	Factors Beyond Nasdaq’s Control

20.11.1	The measurement of the Service Levels shall not include events, matters and circumstances which are not within the control of or attributable to Nasdaq.

20.11.2	Nasdaq shall not be liable to the Customer for any failure to meet the Service Levels due to new versions or releases of Third Party Software being part of the Customer Hardware Configuration, provided that Nasdaq shall use its reasonable endeavours to mitigate such Problems or Incidents caused by the Third Party Software.

20.11.3	Where a Problem, Incident or malfunction with the Software Product results from matters, events and circumstances which are not within the control of or attributable to Nasdaq, Nasdaq shall co-operate with the Customer and continue its efforts to restore Operating Capability of the Software Product. The Customer shall compensate Nasdaq for all work, except for first-level support and initial diagnosis and data collection work, on a time-and- materials basis. Problems outside Nasdaq’s control shall include inter alia:

(a)	Problems with any Customer External Systems or the Customer Hardware Configuration or the Participant Application Hardware (including malfunctions due to changes in the Customer Hardware Configuration or the Participant Application Hardware not approved by Nasdaq);

(b)	erroneous operation of the Software Product, the Customer Hardware Configuration, the Participant Application Hardware, any Participant External System or any Customer External Systems; and

(c)	environmental problems affecting the Customer Hardware Configuration or Participant Application Hardware.

20.11.4	Upon any failure by the Customer to implement any Maintenance or New Release of the Software Product within the time limits specified in Schedule 11 (Services), Nasdaq shall be released from its obligations to maintain the Service Levels, to the extent the performance of such obligations is affected by the non-implementation of the Maintenance or New Release.

20.12	Independent Business

Neither Party has the right or power, express or implied, to make any commitments of any kind on behalf of the other Party without the prior written consent of the other Party. The Parties acknowledge that they are independent contractors and not partners, joint venturers or principal and agent.

20.13	Entire Agreement

20.13.1	Except as set out below, this Agreement supersedes and extinguishes all Pre-Contractual Statements relating to the subject matter hereof and constitutes the whole and only agreement between the Parties relating to the provision of the Software Product and related services.

IT Services Agreement	CONFIDENTIAL	Page 34 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

20.13.2	Each Party acknowledges that in entering into this Agreement it is not relying upon any Pre-Contractual Statement which is not set out in this Agreement.

20.13.3	No Party shall have any right of action (except in the case of misrepresentation or fraud) against any other Party to this Agreement arising out of or in connection with any Pre- Contractual Statement.

20.14	Amendments

No modification, alteration, addition or change of the terms of this Agreement shall be binding on the Parties unless agreed by both Parties in writing.

20.15	Severability

If any provision of this Agreement should be held to be invalid, unlawful or unenforceable to any extent, such term shall be severed from the remaining terms which shall continue to be valid to the fullest extent permitted by law.

20.16	Waiver

Except where otherwise provided in this Agreement, any waiver or forbearance or failure of a Party in insisting in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that Party’s rights to future performance of such provision and the other Party’s obligation in respect of such future performance shall continue in full force and effect. Any waiver or forbearance must be made in writing.

20.17	Consents, Approvals, Requests and Opinions

Except as specifically set forth in this Agreement, all consents and approvals to be given or opinions to be adopted by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make or adopt only reasonable requests and opinions under this Agreement.

20.18	Assignment

20.18.1	Save as expressly provided herein, neither Party may assign or transfer this Agreement or any of its rights or obligations under it without the consent of the other Party.

20.18.2	Notwithstanding Clause 20.18.1, (a) Nasdaq shall be entitled to assign or transfer its rights or obligations hereunder to another company within the group to which it belongs for tax or regulatory purposes. In the event of such transfer, Nasdaq shall remain liable for the due performance of the assignee of the obligations set forth in this Agreement, and (b) the Customer shall be entitled to assign or transfer its rights and obligations hereunder to a successor in interest in connection with a merger, acquisition or sale of all or substantially all of its assets.

IT Services Agreement	CONFIDENTIAL	Page 35 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

20.19	Public Information

Neither Party shall issue a press release nor any other public information relating to this Agreement, without the prior approval of the other Party, with the exception of information required to be released for regulatory purposes, in which case the Parties shall consult prior to the issuing of such information. Subject to the foregoing, Nasdaq shall offer the marketing services set out in Schedule 14 (Marketing Services). The contact person for approval/consultation for each of the Parties shall be:

Nasdaq contact:

Name:	Lars Ottersgård with Mark Driscoll on copy.

Tel:	+46 8 405 6000
Email:	lars.ottersgard@nasdaq.com, Mark.Driscoll@nasdaq.com

Customer contact:

Name:	Graham Mosley
Tel:	(212) 475-1263
Email:	legal@nyiax.com

20.20	Notices

20.20.1	Any notice, consent or other communication required or permitted to be given to either Party pursuant to this Agreement shall be in writing and shall be sufficiently served if delivered personally or sent by facsimile or electronic mail. If sent by facsimile, evidence of the successful transmission of the facsimile is required. If sent by electronic mail, a confirmation of receipt is required.

20.20.2	Any notice shall be deemed to have been duly received;

(a)	if delivered personally, when left at the address referred to in this clause, or

(b)	if sent by facsimile at the time stated on the facsimile transmission report.

20.20.3	If such notice, consent or communication is being sent to Nasdaq, the address or facsimile number shall be the address given above.

20.20.4	If such notice, consent or communication is being sent to Nasdaq, the email shall be: lars.ottersgard@nasdaq.com with Mark.Driscoll@nasdaq.com on copy.

20.20.5	General communications related to this Agreement shall be addressed to the Nasdaq Account Manager or the Customer Operations Manager respectively. Notices relating to alleged breaches of contract or the like shall be addressed to the President of Nasdaq or the CEO of the Customer as appropriate, with a copy to the Nasdaq Account Manager or the Customer Operations Manager.

20.20.6	The Parties, by like notice in writing, may designate, from time to time, another address or office to which notice may be given.

20.20.7	Any notice, consent or other communication sent by facsimile shall be followed by ordinary mail within one (1) week, if requested by either Party. All notices shall be effective when received at the address specified in Clause 20.20.1.

20.21	Language

All communications between the Parties in relation to this Agreement shall be in English.

20.22	Governing Law and Dispute Resolution

20.22.1	This Agreement shall be governed by and construed in accordance with New York law, without application of principles of conflicts of law.

IT Services Agreement	CONFIDENTIAL	Page 36 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

20.22.2	Any dispute, controversy or claim between the Customer and Nasdaq arising out of or relating to this Agreement, or the breach termination or validity of this Agreement, which the Parties have failed to solve in the Joint Steering Group or otherwise through negotiations or through an expert resolution as agreed upon between the Parties, shall be resolved by arbitration convened and conducted in accordance with the American Arbitration Association (“AAA”) commercial arbitration rules then in force (the “Rules”).

20.22.3	The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

20.22.4	There shall be three (3) arbitrators who shall be appointed in accordance with the Rules. If any arbitrator has not been appointed within the time limits specified in the Rules, on the request of either Party, such appointment shall be made by JAMS (JUDICIAL ARBITRATION AND MEDIATION SERVICES) upon the written request of either the claimant or the respondent, within thirty (30) days of such request. The arbitration shall be held in New York, NY and shall be conducted in the English language.

20.22.5	Except as otherwise provided in this Agreement and to the extent that it is reasonably possible, the performance of this Agreement shall continue during the referral of any dispute to arbitration.

20.22.6	The Parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award.

20.22.7	The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

20.22.8	In disputes involving breach of the Customer’s obligations regarding intellectual and other property rights in the Software Product or breach of a Party’s obligations regarding Confidential Information, this Clause shall not preclude a Party from obtaining interim injunctive relief on an immediate basis from a court of competent jurisdiction pending the outcome of arbitration.

20.22.9	The Parties undertake and agree that all arbitral proceedings conducted with reference to this Clause shall be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

20.22.10	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this Clause 20.22 (Governing Law and Dispute Resolution).

20.23	Costs

Except as expressly provided in this Agreement, each Party shall pay its own costs incurred in connection with the negotiation, preparation and execution of this Agreement.

20.24	Counterparts

This Agreement may be signed in one or more counterparts, each of which shall be treated as an original but all of which, when taken together, shall constitute one and the same instrument.

IT Services Agreement	CONFIDENTIAL	Page 37 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

Signing Page

IT Services Agreement	CONFIDENTIAL	Page 38 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 1 Definitions

Schedule 1 - Definitions	CONFIDENTIAL	Page 39 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

The following terms when used in this Agreement shall have the meanings set forth below:

“Acceptance” shall have the meaning set forth in Clause 7.2 (Acceptance) of the Agreement.

“Acceptance Test” shall mean the tests performed by the Customer in accordance with Schedule 4 (Regulations for Acceptance Test) in order to verify that the Software Product comply with the specifications set forth in this Agreement.

“Acceptance Test Cycle” shall mean a test cycle within the Acceptance Test Period as set forth in Schedule 4 (Regulations for Acceptance Test).

“Acceptance Test Environment” is the System Instance at the Customer Central Site that will be used to execute the Acceptance Test as set forth in Schedule 4 (Regulations for Acceptance Test).

“Acceptance Test Incident” shall mean an incident that occurred during the Acceptance Test as set forth in Schedule 4 (Regulations for Acceptance Test).

“Acceptance Test Period” shall mean the period between the planned dates of the completion of the Installation Testing and Acceptance as set forth in Schedule 3 (Master Time Schedule).

“Acceptance Test Plan” shall have the meaning set forth in Schedule 4 (Regulations for Acceptance Test).

“Acceptance Test Procedures” shall have the meaning set forth in Schedule 4 (Regulations for Acceptance Test).

“Acceptance Test Specification” shall have the meaning set forth in Schedule 4 (Regulations for Acceptance Test).

“Accommodation & Travel Fee” shall mean the fee covering costs for travel, accommodation, daily allowances and related expenses, set forth in Schedule 2 (Consideration and Payment Terms).

“Adaptations” shall mean any adaptations to the Uncustomized Software Product and other software development specified in Schedule 7 (Software Functional Specification).

“Agreement” shall mean this IT Services Agreement together with the Schedules, as amended by the Parties from time to time.

“Annual License and Services Fee” shall have the meanings set forth in Clause 16.2 (Annual License & Services Fee) of the Agreement.

“Central Hardware” shall mean the parts of the Customer Hardware Configuration upon which the Central Software is installed, as set forth in Schedule 10 (System Description).

“Central Software” the components of the Software Product installed on the Central Hardware, as set forth in Schedule 10 (System Description).

“Change Procedure” shall mean the procedure set forth in Schedule 13 (Change Procedure).

“Change Request” shall mean requests for changes to this Agreement.

“Claiming Party” shall have the meaning set forth in Clause 20.10.1 of the Agreement.

“Conditionally Accepted” shall mean the conditional acceptance of the Product in accordance with Schedule 4 (Regulations for Acceptance Test).

“Confidential Information” shall mean:

(1)	the Software Product and all information related thereto;

(2)	any other documentation which is proprietary to either Party;

Schedule 1 - Definitions	CONFIDENTIAL	Page 40 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(3)	market information, information concerning operation, personnel and business dealings of either Party as well as information regarding Participants and other third parties dealing with either Party, which by its very nature may neither be documented nor endorsed with a confidentiality notice; and

(4)	the contents of this Agreement.

“Consumer Price Index” shall mean the national consumer price index (CPI) published by the Australian Bureau of Statistics.

“Correction” shall mean releases of the Software Product of components of the Software Product made to the Customer during the Acceptance Test to correct faults reported in Acceptance Test Incidents.

“Critical, Very High, High, Medium and Low Incidents” shall have the meaning set forth in Schedule 12 (Service Level Agreement).

“Customer Application(s)” shall mean:

(1)	such user interfaces parts of the Software Product as specified as Participant Applications in Schedule 10 (System Description) and delivered to the Customer in accordance with this Agreement;

(2)	Maintenance Releases and New Releases of the software specified in "(1)" issued to the Customer during the Term;

(3)	any changes or adaptations to the software described in "(1)"; and

(4)	any parts of the Documentation related to the software described in "(1)", "(2)" or “(3)” as delivered to the Customer during the Term.

“Customer Application Hardware” shall mean the parts of the Customer Hardware Configuration on which the Customer Applications are installed.

“Customer Central Site” shall mean the site or sites where the Customer operates the Customer Hardware Configuration, at the address or addresses set forth in Schedule 10 (System Description).

“Customer External Systems” shall mean external systems which shall interface with the Central Software using Customer Interfaces. The Customer External Systems, as identified by the Customer prior to the Effective Date and as amended from time to time, are set forth in Schedule 10 (System Description).

“Customer Interfaces” shall mean:

(1)	such system interface parts of the Software Product as specified as Customer Interfaces in Schedule 10 (System Description) and delivered to the Customer in accordance with this Agreement;

(2)	Maintenance Releases and New Releases of the software specified in "(1)" issued to the Customer during the Term;

(3)	any changes or adaptations to the software described in "(1)"; and

(4)	any parts of the Documentation related to the software described in “(1)”, “(2)” or "(3)" as delivered to the Customer during the Term.

“Customer Hardware Configuration” shall mean the hardware and Third Party Software (including network hardware and software) to be acquired by the Customer pursuant to this Agreement and upon which the Software Product is installed and operated. The minimum requirements for the Customer Hardware Configuration are specified in Schedule 10 (System Description), such document to be updated from time to time in accordance with this Agreement.

Schedule 1 - Definitions	CONFIDENTIAL	Page 41 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

“Customer Market” shall have the meaning set forth in Schedule 8 (License Scope)

“Customer Operations Manager” shall mean the individual or, where more than one person is appointed, the individuals appointed by the Customer as responsible for supervising the day to day technical operation of the Customer Market.

“Customer Premises” shall mean the location where the Customer conducts its day-to-day business, at the following address:

40 Wall Street 28th Floor

New York, NY 10005

“Customer Project Manager” shall mean an individual appointed by the Customer who shall be responsible for managing the performance of the Customer’s obligations during the Project.

“Customer Project Organization” shall mean the project organization established and maintained by the Customer throughout the Project, substantially in accordance with Schedule 6 (Project Governance).

“Customer Working Day” shall mean a standard business day, excluding local public holidays, in the jurisdiction of the Customer Premises.

“Customer Working Hours” shall mean the hours of 9:00 am to 5:00pm time, on Customer Working Days.

“Development Completion Notice” shall mean a statement that the Nasdaq development process has been completed and that the Installation Testing has been successfully completed.

“Digital Advertising” shall mean advertisements and promotions that are delivered and displayed through internet connections to consumers, including, without limitation, banner ads, video ads and/or publisher’s custom ad units.

“Documentation” shall mean:

(1)	Documentation as defined in Schedule 9 (Documentation Specification);

(2)	documentation issued from time to time pursuant to an Change Request and any amendments to such documents; and

(3)	Release Notes.

“Due Date” shall have the meaning set forth in Clause 16.8 (Payment Terms) of the Agreement.

“Effective Date” shall mean the date stated on the first page of this Agreement.

“Exchange Information” shall mean any data, text, pictures, sound, graphics, video, designs, creations, content or information, including prices, volume, bids, offers and other trading and market data, entered or published on the Customer Market as well as other content or data provided by any user of, or visitor to, the Customer Market, including all analytic data regarding the activities of users on the Customer Market, whether or not personally identifiable.

“Exclusive Domain” shall mean when an Exclusive Licensed Product is targeted and viewable by an end user within the Exclusive Territory.

“Exclusive Licensed Products” shall mean the Licensed Products for purposes of the Exclusive Territory.

“Exclusive Territory” shall mean the United States.

Schedule 1 - Definitions	CONFIDENTIAL	Page 42 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

“Exclusivity Initial Period” shall mean a period of time that extends for twelve (12) months starting on the date of the Market Launch (as defined in Schedule 2, Clause 2 (Consideration and Payment Terms)) but not more than twenty-five (25) months from the Effective Date and which is subject to termination in accordance with Clause 12.1.

“Exclusivity Period” shall mean the combination of the Exclusivity Initial Period and any Exclusivity Renewal Period.

“Exclusivity Renewal Period” shall mean a period that automatically renews for consecutive, rolling three (3) month periods following the conclusion of the Exclusivity Initial Period, subject to termination in accordance with Clause 12.1.

“Force Majeure” shall have the meaning set forth in Clause 20.10.1 of the Agreement.

“Group” shall mean all entities within a Party’s group of companies which are existing now or in the future, owning or owned by or under common ownership of such Party and where the ownership structure is a controlling interest.

“Incident” shall mean an incident that has occurred with the Software Product and has been reported by the Customer to Nasdaq in accordance with the processes set forth in Schedule 11 (Services).

“Incident Management” shall mean the process for managing Incidents as set forth in Schedule 12 (Service Level Agreement).

“Indemnified Party” shall have the meaning set forth in Clause 18.5 (Indemnification Procedure) of the Agreement.

“Indemnifying Party” shall have the meaning set forth in Clause 18.5 (Indemnification Procedure) of the Agreement.

“Indexation Formula” shall have the meaning set forth in Schedule 2 (Consideration and Payment Terms).

“Infringement Claim” shall have the meaning set forth in Clause 0 of the Agreement.

“Installation Test” shall mean the tests to validate interoperability between the Software Product, the Customer Hardware Configuration, and the Customer External Systems.

“Invoice Amount” shall mean the amount of the Annual Licence and Services Fee adjusted to reflect the total sum of such invoices within each calendar year of the Term, in accordance with the amounts listed in Schedule 2, Section 1.2.

“Joint Steering Group” shall have the meaning set forth in Schedule 6 (Project Governance).

“Maintenance Release” shall mean a release provided to rectify a defect or defects in the Software Product while retaining the functionality of the Software Product as provided for (1) in this Agreement; and (2) in Release Notes issued pursuant to this Agreement.

“Market Launch” shall mean the first day of the month in which at least five (5) Customer clients are active on the Customer Market and at least $50,000 of Revenue is earned by Customer from its clients in the same month.

“Master Time Schedule” shall mean Schedule 3 (Master Time Schedule).

“Maximum Late Payment” shall mean five (5) percent of the Project Fee.

“Maximum Load Profile” shall mean the maximum load or capacity allowed for named parameters for the Production System and is set forth in Schedule 12 (Service Level Agreement).

“Migration Guide” shall mean the document to be prepared by Nasdaq pursuant to Clause 4.7.1.

Schedule 1 - Definitions	CONFIDENTIAL	Page 43 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

“Nasdaq Account Manager” shall mean the individual appointed by Nasdaq as being responsible for the business relationship between Nasdaq and the Customer under this Agreement.

“Nasdaq Project Manager” shall mean an individual appointed by Nasdaq who shall be responsible for managing the performance of Nasdaq’s obligations during the Project.

“Nasdaq Project Organization” shall mean the project organization established and maintained by Nasdaq throughout the Project, substantially in accordance with Schedule 6 (Project Governance).

“Nasdaq Technical Account Manager” shall mean the individual or, where more than one person is appointed, the individuals appointed by Nasdaq as responsible for co-ordination of development and support regarding the Software Product, including the management of Change Requests and release planning.

“Nasdaq Working Day” shall mean any working day, excluding local public holidays and weekends at the location where the task is being performed.

“Nasdaq Working Hours” shall mean the hours of 09.00 - 17.00 local time where the Nasdaq employees performing the task are located, on Nasdaq Working Days.

“New Reference Data” shall mean the Reference Data that has been converted from the Original Reference Data via the data migration process.

“New Release” shall mean a new release of the Software Product which may contain:

(1)	new versions of one or more existing modules of the Software Product containing structural and functional adaptations and improvements to maintain the structure and quality of the Software Product and to maintain and improve, inter alia, design, functionality, security, availability, capacity, modularity and flexibility; or

(2)	Change Requests.

New Releases may also contain rectifications to defects such as are included in a Maintenance Release in which case the release shall be deemed to be a New Release.

“Non-Claiming Party” shall have the meaning set forth in Clause 20.10.2 of the Agreement.

“Non-Production System” shall mean a System Instance used by the Customer as a testing, development or training environment.

“Operating Capability” shall mean the capability of the Software Product to provide functionality for commercial operation substantially in conformance with Schedule 7 (Software Functional Specification) and Schedule 12 (Service Level Agreement) as amended from time to time during the Term.

“Original Reference Data” shall mean the original Reference Data provided by the Customer from its existing systems.

“Participants” shall mean users of the Customer Market, authorized by the Customer to access the Software Product primarily for the purpose of placing orders and viewing market data.

“Participant Applications” shall mean:

(1)	specific Customer Applications that may be sublicensed to Participants and Third Party Developers by the Customer, pursuant to Clause 12.3.1 (b), as identified in Schedule 10 (System Description); and

(2)	parts of the documentation related to the software described in "(1)".

“Participant Application Hardware” shall mean the parts of the hardware and Third Party Software (including network hardware and software) located at the Participant premises, where the Participant Applications are installed. The minimum requirements for the Participant Application Hardware are specified in Schedule 10 (System Description), such document to be updated from time to time in accordance with this Agreement.

Schedule 1 - Definitions	CONFIDENTIAL	Page 44 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

“Participant External Systems” shall mean external systems operated by Participants as are set forth in Schedule 10 (System Description).

“Participant Interfaces” shall mean:

(1)	specific Customer Interfaces that may be sublicensed to Participants and Third Party Developers by the Customer, pursuant to Clause 12.3.1 (a), as identified in Schedule 10 (System Description); and

(2)	the Documentation related to the software described in "(1)"

“Party" or "Parties” shall mean Nasdaq or the Customer separately or together, as the context requires.

“Pre-Contractual Statement” means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

“Problem” shall mean the root cause of one or more existing or potential Incidents.

“Production Start” shall mean the first day of the month following the date of Acceptance.

“Production System” shall mean a System Instance used by the Customer:

(1)	as the primary configuration for day-to-day commercial operation of the Customer Market; and

(2)	as the redundant configuration for back-up and recovery purposes, but only when and to the extent the primary configuration has failed and during such time as the redundant configuration is being used for day-to-day commercial operation of the Customer Market.

“Project” shall mean the period between the Effective Date and Production Start and encompasses the activities to be performed and obligations to be met by both Parties, pursuant to this Agreement.

“Project Fee” shall have the meaning set forth in Schedule 2 (Consideration and Payment Terms).

“Project Management” shall have the meaning set forth in Schedule 6 (Project Governance).

“Reference Data” shall mean all the reference data, system configuration and set-up parameters necessary for the Software Product to be function as set forth in Schedule 7 (Software Functional Specification).

“Release Notes” shall mean a written document describing:

(1)	the procedure to be followed for installation of a Maintenance Release or New Release; and

(2)	where the Release Notes relate to a New Release:

(i)	the version of the Software Product which must be installed on the Customer Hardware Configuration prior to installation of the New Release to which the Release Notes relate;

(ii)	any necessary changes to Third Party Software required to support the New Release;

Schedule 1 - Definitions	CONFIDENTIAL	Page 45 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

(iii)	any necessary changes to the Customer Hardware Configuration required to support the New Release; and

(iv)	a specification of the functionality of the New Release.

“Revenue” shall mean the amount earned and collected by Customer for all business operations and services related to the Customer Market based on fees generated from contracts with its clients for the Licensed Products. For clarification, the term “Revenue” will not include the full transactional value of trades on the Customer Market, considering that Customer may act as an intermediary, providing a clearing function for its clients.

“Revenue Share” shall mean the percentage Revenue payable by Customer to Nasdaq based on the application of the percentages, and shall be composed of both the Exclusive Revenue Share and the Non-Exclusive Revenue Share as defined in Schedule 2 section 2.1.1

“Routine Guide” shall mean a document describing the procedural relationship between the Customer and Nasdaq that will be developed during the Project. The Routine Guide is a working document and shall not form part of this Agreement.

“Rules” shall have the meaning set forth in Clause 20.22.2 of the Agreement.

“Service Desk” shall mean the point of contact for support to the Customer, as maintained by Nasdaq pursuant to Schedule 11 (Services).

“Service Initiation” shall mean the Services to be provided prior to Production Start as set forth in Schedule 11 (Services).

“Service Levels” shall have the meaning set forth in Schedule 12 (Service Level Agreement).

“Service Management” shall mean the Services to be provided after Production Start as set forth in Schedule 11 (Services).

“Services” shall mean the services set forth in Schedule 11 (Services).

“Software Product” shall mean

(1)	X-stream software operating materially in accordance with Schedule 7 (Software Functional Specification),

(2)	Maintenance Releases, New Releases and Change Requests of the software specified in "(1)" issued to the Customer during the Term, and

(3)	Documentation related to and materially in accordance with the software described in "(1)" and "(2)" listed in Schedule 9 (Documentation Specification).

For the avoidance of doubt, Third Party Software shall not form part of the Software Product.

“Software Product License” shall have the meaning set forth in Clause 12.1 (Software Product License) of the Agreement.

“Software Product Support” shall have the meaning set forth in Schedule 11 (Services).

“Source Code” shall mean the set of instructions expressed in a non-machine language from which the machine executable object code software is derived.

“Support Hours” shall mean the hours when the Nasdaq service desk is open for telephone support as further defined in Schedule 12 (Service Level Agreement).

"Support Meeting” shall have the meaning set forth in Schedule 11 (Services).

“Support Services” shall mean the services to be performed by Nasdaq as specified in Schedule 11 (Services).

Schedule 1 - Definitions	CONFIDENTIAL	Page 46 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

“Support Term” shall mean the period commencing at Acceptance and ending on the date of termination of this Agreement.

“System Instance” shall mean a configured and operational installation of the Software Product running on a partition of the Customer Hardware Configuration.

“Taxes” shall have the meaning set forth in Clause 16.10 of the Agreement.

“Term” shall have the meaning set forth in Clause 17.1 (Term) of the Agreement. “Territory” shall mean worldwide.

“Third Party Developer” shall mean any third party software developer engaged, inter alia, for the purpose of developing applications to be connected to the Participant Interfaces.

“Third Party Software” shall mean third party software, including operating system software.

“Trading Days” shall mean any day during which the Customer Market will be in commercial operation.

“Travel Plan” shall mean the scheduled travel for Nasdaq personnel during the project as specified in Schedule 3 (Master Time Schedule).

“Uncustomized Software Product” shall mean the uncustomized versions of the following Nasdaq proprietary software system products

“Use” or “Using” shall mean to load, execute, operate, store, transmit, distribute, and display or access.

“Working Day” shall mean a day that is both a Nasdaq Working Day and a Customer Working Day.

Schedule 1 - Definitions	CONFIDENTIAL	Page 47 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 2 Consideration and Payment Terms

Schedule 2 - Consideration and Payment Terms	CONFIDENTIAL	Page 48 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Fees

All fees stated are in US Dollars.

1.1	Project Fee

The Customer shall pay the “Project Fee” to Nasdaq, in the amount of:

ACTIVITY/COMPONENT	AMOUNT
Project Fee	$500,000

The Project Fee shall be paid in the following instalments:

EVENT	%	AMOUNT
Signing of the Agreement	50%	$250,000
Delivery of UAT	50%	$250,000
Total	100%	$500,000

1.1.1	Project Fee payment terms - Project Fee instalments shall be due within ninety (90) days from the Project Fee payment event date specified on the chart in Clause 1.1 above (“Due Date”). Nasdaq shall issue its invoice to Customer on or after the Project payment event date listed in the chart in Clause 1.1 above. An interest charge of one (1) month LIBOR plus four (4) percent per annum, shall be applied after the Due Date through the day of payment to any amounts which are not paid when due. Final project fee payment shall be invoiced following Delivery of the UAT and no later than December 15th 2016 and shall be due within ninety (90) days thereafter.

1.2	Annual License and Services Fee

The following Annual License and Services Fees are payable as follows:

1.2.1	Annual License and Services Fee

Subject to Clause 16.5.1, the Customer shall pay Nasdaq the Annual License and Services Fees based on the following annual amounts:

PERIOD	ANNUAL AMOUNT
Year 1	$200,000
Year 2	$275,000
Year 3	$350,000
Year 4	$425,000
Year 5	$500,000
Total	$1,750,000

1.2.2	Annual License and Services Fees payment terms – Annual License and Services Fees shall be paid in quarterly instalments in advance with the first instalment due for the three (3) month period which commences on the date of Production Start. The first invoice related to the Annual License and Services Fee shall be issued on Production Start and shall be due thirty (30) days from Customer’s receipt thereof.

Schedule 2 - Consideration and Payment Terms	CONFIDENTIAL	Page 49 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2	Revenue Share

2.1	Revenue Share

For each year of the Term, beginning in the year in which the Market Launch takes place, Customer shall pay Nasdaq a Revenue Share payment, which is equal to the amount of Revenue Share that exceeds the Invoice Amount, to be calculated as follows:

2.1.1	Revenue Share within the Exclusive Domain:

The “Exclusive Revenue Share” shall be solely applicable to Revenue earned by Customer that is generated from Exclusive Licensed Products in the Exclusive Domain during the Exclusivity Period. For each incremental dollar earned which falls under the Exclusive Revenue Share definition above, the Revenue Share amount shall be calculated using the following percentages:

Revenue Tier	Revenue Share Percentage
$0 to $10,000,000	4%
$10,000,001 to $50,000,000	1%
$50,000,001 and above	0.5%

2.1.2	Revenue Share outside of the Exclusive Domain:

The “Non-Exclusive Revenue Share” shall be applicable to Revenue earned by Customer from the operations of Customer’s business that utilizes the Software Product that falls outside of the scope of the Exclusive Domain or any Revenue earned by Customer after expiry of the Exclusivity Period. The “Non-Exclusive Revenue Share” percentage is equal to half percent (0.5%).

2.1.3	Example

By way of example, for a given calendar year in which Revenue earned by Customer equals $70,000,000, with $60,000,000 falling within the Exclusive Domain and $10,000,000 falling outside of the Exclusive Domain and for which the Invoice Amount comes to ($200,000*1/4 + $275,000*3/4) = $50,000 + $206,250 = $256,250, the Revenue Share payment due to Nasdaq shall be calculated as follows:

Exclusive Revenue Share shall equal ($10,000,000 x 4%) + ($40,000,000 x 1%) + ($10,000,000 x 0.5%) = $400,000 + $400,000 + $50,000 = $850,000;

Non-Exclusive Revenue Share shall equal ($10,000,000 x 0.5%) = $50,000;

Revenue Share shall equal $850,000 + $50,000 = $900,000; and

resulting Revenue Share payment to Nasdaq shall be the total Revenue Share less the Invoice amount and equal to $900,000 - $256,250 = $642,750.

Schedule 2 - Consideration and Payment Terms	CONFIDENTIAL	Page 50 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.2	Reports and Payment

Within thirty (30) days after the end of each calendar year, Customer shall deliver to Nasdaq a written report setting forth Customer’s Revenue including the Revenue Share amount that is payable to Nasdaq for the prior calendar year. Within forty-five (45) days after such written report, Customer shall pay Nasdaq the full Revenue Share amount due for that prior calendar year.

2.3	Right to Audit Books and Records

Customer shall keep complete and accurate books and records containing all information and data which may be necessary to ascertain and verify Nasdaq’s Revenue Share. The Customer’s books and records that solely relate to its calculation of Nasdaq’s Revenue Share shall be open to examination at Nasdaq’s prior written request (at least a week prior to examination) by a third party auditor, mutually agreed to by Nasdaq and Customer (an “Auditor”). Nasdaq may exercise its right of audit no more frequently than once per any calendar year during the Term unless the prior audit revealed an underpayment. The records for any given calendar year shall be preserved for a period of three (3) years from the end of that calendar year or such longer period as may be required by law. All information, documents, and records of Customer examined by the Auditor shall be treated as Confidential Information in accordance with the provisions of the underlying Agreement and Customer shall have the right to require the Auditor to sign its standard non-disclosure agreement prior to receiving access to its records.

3	Daily Rates

The price of work performed by Nasdaq on a time and materials basis shall be calculated using the daily rates stated in this price list.

The daily rates are only valid for normal Nasdaq Working Days (8 hour days) and shall be applicable only when a price negotiation has not preceded the work to be performed. If the Customer requests and Nasdaq agrees to perform work outside of Nasdaq Working Days, Nasdaq shall be entitled to an additional charge of fifty percent (50%) of the above daily rates.

Table 1 – Daily Rates

ROLE	USD
Nasdaq Working Days	2,300
Days that are not Nasdaq Working Days	3,450
Travel time	1,150

Schedule 2 - Consideration and Payment Terms	CONFIDENTIAL	Page 51 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

4	Travel and Accommodation Expenses

Nasdaq shall be entitled to be reimbursed for reasonable travel, accommodation and daily allowance expenses incurred in the course of performing its obligations hereunder, as are reasonably evidenced by documentation. These expenses during the Project Term shall not exceed USD 51,000, unless approved in advance and in writing by the Customer. These expenses shall be invoiced monthly in arrears subject to an additional 3% administration fee; provided, however, the Customer shall have the option to schedule and directly pay travel expenses instead of letting Nasdaq incur them, in which case that administration fee will not apply, provided that Nasdaq has the right to approve both travel and accommodation booking in advance.

Note that the travel and accommodation expenses are in addition to the Project Fee.

Flights are to be business class if over four (4) hours duration and accommodation is to be of four-star standard or above. For the avoidance of doubt, the parties agree that travel between Sydney and New York is greater than four (4) hours duration and accordingly flights will be in business class.

5	Indexation Formula

All fees and rates set out in this Schedule 2 shall be subject to an increase based upon the following Indexation Formula which will be applied on an annual basis on each anniversary of the Effective Date.

The increase shall be the lesser of:

(a)	5%, or

(b)	The then current or most recently published Consumer Price Index, except that under no circumstance shall the rates or fees be decreased.

Schedule 2 - Consideration and Payment Terms	CONFIDENTIAL	Page 52 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 3 Master Time Schedule

Schedule 3 - Master Time Schedule	CONFIDENTIAL	Page 53 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Scope of Schedule

This document contains the Master Time Schedule which sets out the major tasks in the Project where there are dependencies between the Customer and Nasdaq and the responsibility (whether Customer or Nasdaq) to perform the tasks and the dates by which they must be done.

2	Major Project Milestones

The following project plan contains the contractual milestones.

Schedule 3 - Master Time Schedule	CONFIDENTIAL	Page 54 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

3	Dependency

Each of the contractual milestones as stated herein depends on the completion of their respective preceding milestones. Therefore, in case of any delay in the completion of any milestone, Nasdaq and the Customer shall agree on the revised schedule for project plan. However, unless the parties mutually agree on a revised schedule, to the extent that there is an approved delay by either party to the delivery of any milestone, the delivery schedule shall be extended by an amount of days that is equal to the approved delay in accordance with clause 8 of the underlying Agreement (Delayed Acceptance).

4	Travel Plan

The following travel is planned for the Customer and Nasdaq personnel during the Phase 1 of the Project.

Date represents the month in which travel will commence and dates are subject to change if Parties agree to change the Master Time Schedule.

Onsite Days represents the sum of days in Destination for Nasdaq personnel travelling including weekends but excluding the day of arrival/departure.

DATE	DESTINATION	TRAVELLING PARTY	ACTIVITY	NUMBER OF PERSONNEL	ONSITE DAYS
October 2016	New York	Nasdaq	Install Beta / Training	2	10
March 2017	New York	Nasdaq	Go Live Support	2	10

Schedule 3 - Master Time Schedule	CONFIDENTIAL	Page 55 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 4 Regulations for Acceptance Test

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 56 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Introduction

This document defines the regulations for Acceptance Test of the Software Product released by Nasdaq to the Customer, including details of the respective obligations of both Parties. These regulations apply to Acceptance Test for project and Change Request deliverables unless otherwise decided.

Acceptance of the Software Product means that the released version meets the agreed functional and non-functional requirements as defined in the relevant specifications, listed in Section 2.

The Acceptance Test phase occurs after the initial Software Product installation and execution of the Installation Test, and before commercial use of the Software Product in the Production environment by real users. Upon successful completion of the Acceptance Test and acceptance by the Customer, the Customer assumes responsibility for preparation for use in the Production environment.

1.1	Scope

The regulations in this document cover:

●	The objectives of Acceptance Test, including entry and exit criteria,

●	The general approach to Acceptance Test, including documents created,

●	Key responsibilities and qualifications of both Parties, and

●	Details of the Acceptance Test Environment and Acceptance Test deliverables.

1.2	Audience

These regulations are to be followed by Customer and Nasdaq Project Managers and Test Managers during the Acceptance Test of the Software Product.

2	Testing Objectives

The Acceptance Test shall validate that the Software Product meets the specifications defined in the following schedules:

●	Schedule 7 (Software Functional Specification); and

●	Schedule 12 (Service Level Agreement);

During the Acceptance Test, it shall be verified that the Software Product operates correctly on the Customer Hardware Configuration used in the Acceptance Test Environment. Specific tests of the Customer Hardware Configuration are not included in the Acceptance Test, but it must comply with the specification in Schedule 10 (System Description).

The Acceptance Test shall be performed on the basis of tests specified in the Acceptance Test Specification reviewed by the Parties before the Acceptance Test starts. Tests of any of the contracted features of the Software Product, according to the above listed schedules, may be included in the Acceptance Test Specification.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 57 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.1	Pre-conditions for Acceptance Test

The following conditions must be met before Acceptance Test can start:

●	Acceptance Test Plan, Specification and Procedures are reviewed by the Parties. Nasdaq shall confirm, in writing, their review.

●	Acceptance Test Environment is correctly prepared on site.

●	Development of all Adaptations has been completed.

●	Nasdaq has delivered a Development Completion Notice.

●	The Software Product has been released by Nasdaq to the Customer and installed at the Customer Central Site.

●	The Installation Test has been successfully executed by Nasdaq.

●	Testers are trained and available to start Acceptance Test execution.

Prior to the start of the Acceptance Test, Nasdaq will issue a test report to the Customer summarizing the results of functional and non-functional testing conducted by Nasdaq during the Installation Test.

❖	Acceptance Test Plans, Specifications and Procedures are described later in this document.

3	General Approach

The general approach to Acceptance Test for Nasdaq Software Product follows this pattern:

(a)	Prepare and confirm the Acceptance Test Plan, Specification and Procedures;

(b)	Prepare the Acceptance Test Environment at the Customer Central Site;

(c)	Release a tested Software Product version to the Customer;

(d)	Execute reviewed test cases and report results in a series of Acceptance Test Cycles;

(e)	Release corrections to the Software Product to resolve Acceptance Test failures; and

(f)	Review final results and confirm acceptance by Customer. These activities are explained in more detail below.

3.2	Acceptance Test Planning

To kick-off the Acceptance Test planning for the project, Nasdaq shall run a joint workshop with the Customer to establish the detailed timing and scope of Acceptance Test and how the regulations in this document will be applied for this project.

The Acceptance Test Plan, Specification and Procedures described below shall be prepared by the Customer and reviewed jointly by the Parties to establish confirmation on the details before the Acceptance Test starts. Changes to these documents, once finalized and confirmed, shall be handled as project Change Requests.

3.2.1	Acceptance Test Plan

The detailed timing of the Acceptance Test activities agreed in the workshop shall be documented in the Acceptance Test Plan. The Acceptance Test Plan shall enable timely and complete execution of the test cases within the timeframe set out in Schedule 3 (Master Time Schedule). The Acceptance Test Plan shall also define details of the Acceptance Test Environment and the personnel from the Parties involved in Acceptance Test.

❖	See section 6.1 for more details on what goes into the Acceptance Test Plan.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 58 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

3.2.2	Acceptance Test Specification

The scope of testing to be covered over the timeline defined in the Acceptance Test Plan and agreed in the workshop shall be documented in the Acceptance Test Specification. This must be agreed upon by the Parties before Nasdaq completes their testing of the Software Product and before Customer Acceptance Test can start. The key dates for reaching agreement on the Acceptance Test Specification are set out in Schedule 3 (Master Time Schedule).

❖	See section 6.2 for more details on what goes into the Acceptance Test Specification.

3.2.3	Acceptance Test Procedures

The detailed instructions for executing each of the test cases defined in the Acceptance Test Specification shall be documented as an “Acceptance Test Procedure”. These procedures specify test data and expected results for each step.

❖	See section 6.3 for more details on what goes into an Acceptance Test Procedure.

3.3	Acceptance Test Preparation

The following activities shall be completed to ensure the Acceptance Test Environment is suitable for Acceptance Test. The exact time periods for these activities are specified in Schedule 3 (Master Time Schedule).

❖	See section 5 for more details on the Acceptance Test Environment.

3.3.1	Software Product Installation

Nasdaq will perform the initial installation of the Software Product on the Acceptance Test Environment in preparation for the Installation Test.

3.3.2	Installation Testing

The Installation Test is performed by Nasdaq directly after the initial installation of the Software Product and the set-up of Third Party Software.

The purpose with the Installation Test is to verify interoperability between the Software Product and the Customer Hardware Configuration and external systems, and to verify the performance of the Software Product on the Customer Hardware Configuration.

The Acceptance Test Environment shall as far as possible be identical to the Production System configuration as specified in Schedule 10 (System Description) for the non- functional segments of the Acceptance Test. The interfaces to these systems must comply with relevant specifications provided to Nasdaq and defined in Schedule 10 (System Description). The Acceptance Test Environment for the functional segments of the Acceptance Test shall not be required to be identical to the Production System configuration.

The Installation Test includes tests of the performance, capacity and fail-over behavior of the Software Product on the Customer Hardware Configuration. Customer External Systems or simulator tools, simulating the interaction with interfaces of the Customer External Systems, must be capable of generating the required loads for this testing.

On completion of the Installation Test, Nasdaq shall issue a test report summarizing the results and confirming the successful conduct of the Installation Test.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 59 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

3.4	Acceptance Test Release

The decision to release the Software Product to the Customer for the Acceptance Test shall be made by Nasdaq based on the outcome of their internal testing.

3.5	Acceptance Test Execution

The test cases reviewed in the Acceptance Test Specification shall be executed by the Customer in Acceptance Test Cycles and Segments according to the Acceptance Test Plan. Test case failures shall be reported by the Customer as Acceptance Test Incidents using the Nasdaq Defect Tracking system(s), and test results summarized by the Customer in Acceptance Test Reports.

Acceptance Test shall be conducted on-site such that Nasdaq personnel have access to the UAT environment. As the environment will be hosted in a cloud environment there is no need for Nasdaq personnel to be on site with the Customer to conduct these tests. Testing shall be confined to testing of the Software Product. Testing of features of individual components of hardware, standard system software, network hardware or network software shall not be conducted during Acceptance Test.

3.5.1	Acceptance Test Cycles

Acceptance Test shall be executed in one or more Acceptance Test Cycles where each shall be conducted on the same Software Product version. The initial number and duration of Acceptance Test Cycles shall be agreed in the Schedule 3 (Master Time Schedule).

Optimally an Acceptance Test Plan will include three (3) Acceptance Test Cycles with a correction period in between. Additional Acceptance Test Cycles would only be necessary if test cases are reported as Rejected after the second one is complete.

An Acceptance Test Cycle may be terminated prematurely if a significant number of test cases are failed, blocked or invalidated due to defects in the Software Product, or due to malfunctions or changes in the Acceptance Test Environment. The decision to terminate an Acceptance Test Cycle shall be made jointly by the Customer and Nasdaq. If terminated, the date for subsequent Acceptance Test Cycles shall be agreed and the Acceptance Test Plan updated.

3.5.2	Acceptance Test Segments

Testing shall be divided into one-week (“Acceptance Test Segments”) that include the following events:

(a)	Start of Week Meeting, to agree on the test cases planned for this Segment;

(b)	Test case execution (typically 6 hours by 5 days); and

(c)	End of Week Meeting, to agree on the results of testing for this Segment.

After each individual test or test sequence, either one of the Test Managers will decide whether to re-run a test or a test sequence. If neither one of the Test Managers has asked for a rerun, the test result shall be documented as stated below and the testing shall proceed to next test or test step.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 60 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

Execution of test cases in each Test Segment shall be logged in an Acceptance Test Log, along with other events pertaining to the Acceptance Test such as restarts and upgrades.

The result of each test case shall be agreed by the Project Managers for both Parties and recorded as:

●	Accepted

●	Conditionally Accepted

●	Rejected

The correct result is determined from the classification of any deviation from the expected test result. The classification shall not be logged until agreed by both Parties, and the result shall include references to related Acceptance Test Incidents.

❖	See section 6.4 for more details on the Acceptance Test Log, including classification of deviations.

3.5.3	Acceptance Test Incidents

Any deviation from the expected result for a test case shall be reported by the Customer to Nasdaq as an (“Acceptance Test Incident”). This report shall describe exactly what was observed by the tester and how this deviated from the expected result. Any additional information that may help to diagnose the cause of the failure shall also be included.

The classification for the severity of the deviation reported in an Incident shall be agreed between the Parties and recorded in the (“Acceptance Test Report”). This classification is a critical factor in the decision on acceptance and is intended to minimize the risk of users experiencing any significant failures in the Production System.

The outcome of analysis of the failure, including the identification of the fault, shall be recorded in the Incident. The plan for resolving each Incident shall be agreed between the Parties before Acceptance Test is completed. All Incidents that cause a test case to be Rejected shall be resolved before the final Acceptance Test Cycle, so that there are no Rejected test cases in that Acceptance Test Cycle.

❖	See section 6.5 for more details on what is recorded in Acceptance Test Incidents.

3.5.4	Acceptance Test Reports

An (“Acceptance Test Report”) shall be provided to Nasdaq by the Customer at the end of each Acceptance Test Segment and at the end of each Acceptance Test Cycle.

The Acceptance Test Report for an Acceptance Test Segment shall list the test cases executed, the agreed result for each one, a summary of the results, and a list of Acceptance Test Incidents reported.

The Acceptance Test Report for an Acceptance Test Cycle shall provide the same information but cover all test cases over the whole Acceptance Test Cycle. This report shall be used by the Customer to make a decision on acceptance.

❖	See section 6.6 for more details on what goes into Acceptance Test Reports.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 61 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

3.6	Acceptance Test Corrections

Any corrections or modifications called for due to Acceptance Test results shall be performed by Nasdaq once the Parties have evaluated the results of the Acceptance Test. A re-run of the Rejected tests shall then be performed by the Customer, assisted by Nasdaq, without delay. Any other tests that are reasonably deemed to be influenced by the corrections or modifications may be re-run by the Customer at the same time.

For Conditionally Accepted tests, Nasdaq shall specify when the deviation will be corrected or modified. The date of release of the corrections shall be agreed between the Project Managers and will be after Acceptance.

3.7	Acceptance Test Completion

The Software Product version tested in the last Acceptance Test Cycle shall be deemed as Accepted if the most recent test result for every test case in the Acceptance Test Specification is Accepted or Conditionally Accepted.

The Parties may mutually agree that the Software Product is Accepted even though one or more test case results have been classified as Rejected, such agreement which may be subject to stipulations from either Party. Such agreement shall be made in writing by the Project Managers.

The Customer shall confirm to Nasdaq in writing Acceptance, which shall include a listing of any Conditionally Accepted or Rejected test cases.

4	Key Responsibilities

It is essential for the successful completion of Acceptance Test that the responsibilities of each person involved in Acceptance Test are clearly defined.

The individual roles and responsibilities of personnel from both Parties are defined in more detail below.

4.1	Roles and Qualifications

Each Party shall supply the necessary personnel to ensure successful completion of the Acceptance Test. Both Parties shall provide a Test Manager, Project Manager, System Operator and Expert User. The Customer shall provide a number of Software Testers according to the Acceptance Test Plan. The individuals assigned these roles shall be recorded in the Acceptance Test Plan.

The essential qualifications for personnel in roles are as follows:

ROLE	QUALIFICATIONS
Test Manager

● Comprehensive knowledge of Schedule 3 (Master Time Schedule).

● Capable of managing execution of tests according to the Acceptance Test Plan, Specification and Procedures agreed upon by the Parties.

● Capable of resolving problems with the execution of tests, including possible conflict in the interpretation of a test result.

● Capable of qualifying a test result as passed or failed according to the Test Specification and in line with the provisions of the Agreement.

System Operator

● Comprehensive knowledge of the system description in Schedule 10 (System Description).

● Working knowledge of the Software Product and how to operate and maintain it.

● Good knowledge of the Customer Hardware Configuration and its components and any other hardware, software and networking products and components engaged in the tests.

Expert User

● Comprehensive knowledge of customer requirements in Schedule 7 (Software Functional Specification).

● Good knowledge of markets and instruments traded.

● Good knowledge of terminology used in the Software Product.

Software Tester

● Working knowledge of the Software Product, its user features and user interfaces to be tested.

● Successfully completed basic training on the Software Product.

● Competent use of the user workstation.

● Ability to interpret test results and capture diagnostic information.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 62 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

4.2	Customer Responsibilities

The Customer is primarily responsible for the preparation and execution of the Acceptance Test, reporting results, and making the decision on Acceptance.

ROLE	RESPONSIBILITIES
Test Manager

● Preparation of the Acceptance Test Plan, Specification and Procedures

● Leads and manage the Acceptance Test process according to the Acceptance Test Plan.

● Conducts the weekly meetings to plan and evaluate the testing for a Test Segment.

● Ensures that tests are performed according to the Acceptance Test Specification.

● Ensure that Acceptance Test Incidents are properly reported and recorded.

● Ensures that Acceptance Test case results are accurately recorded and produces the Acceptance Test Report for each Test Segment and Acceptance Test Cycle.

● Provides the Customer’s classification of the deviations from expected test results in the Acceptance Test Report.

● Authority to demand a re-run of any individual test case, test sequence, or part thereof.

● Collaboration with Project Managers to evaluate test results and agree on classification.

● Reports to Customer Project Manager.

System Operator

● Reviews and approves Acceptance Test Specifications and Procedures where they relate to non-functional testing.

● Provides detailed description of the Acceptance Test Environment, including any deviations from Schedule 10 (System Description).

● Follows documented procedures to operate the components of the Acceptance Test Environment.

● Ensures that any environment changes or events, such as unplanned restarts or upgrades, are recorded in the Acceptance Test Report.

● Analyses test results for non-functional testing to confirm that they show the agreed requirements have been met.

Expert User

● Reviews and approves Acceptance Test Specifications and Procedures where they relate to functional testing.

● Analyses test results for functional testing to confirm that they show the agreed requirements have been met.

Software Tester

● Executes test cases from the Acceptance Test Specification.

● Enters test data as specified in Acceptance Test Procedures.

● Records observed test results and compares with expected results.

● Assists in analysis and reporting of test results.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 63 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

4.3	Nasdaq Responsibilities

Nasdaq is primarily responsible for providing an example Acceptance Test Plan, Specification and Procedures, analyzing test results and resolving Acceptance Test Incidents.

ROLE	RESPONSIBILITIES
Test Manager

● Checks that the Customer follows Acceptance Test Plan.

● Participates in weekly meetings for each Test Segment.

● Provides the Nasdaq classification of the deviations from expected test results in the Acceptance Test Report.

● Authority to allow a re-run of any individual test case, test sequence, or part thereof.

● Ensures that Incidents are analysed and resolution planned.

● Collaboration with Project Managers to evaluate test results and agree on classification. No decisions on this are made without both Project Managers present.

● Reports to Nasdaq Project Manager.

System Operator

● Supports Customer System Operator in executing operational procedures and operator test cases and diagnosing problems.

● Reviews and approves Acceptance Test Specifications and Procedures where they relate to non-functional testing.

Expert User	● Supports Customer Expert User in executing test cases. ● Reviews and approves Acceptance Test Specifications and Procedures where they relate to functional testing.

5	Test environment

The System Instance used for the Acceptance Test shall as far as possible be identical to the Production System, as specified in Schedule 10 (System Description). A description of the Acceptance Test Environment, including versions of all installed software and hardware components, shall be provided by the Customer.

5.1	System Requirements

The hardware and software configuration of the Acceptance Test Environment, including physical location and access mechanisms, shall be defined in the Acceptance Test Plan.

To facilitate performance testing, Nasdaq shall provide a package of testing and simulator tools that include the capacity to simulate the required number of users and transactions.

No part of the Acceptance Test Environment may be located outside the Customer Central Site, unless otherwise explicitly stated in the specification of the Acceptance Test Environment.

To achieve stable test conditions, no other applications but the Software Product, or other software and simulator tools approved by Nasdaq, shall be installed or executed. No system activity, except the Acceptance Test, shall take place during the Acceptance Test.

Local area network and wide area network shall have no load from any other system than specified in the Agreement with the exception of the approved simulator tools.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 64 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

5.2	System Access

Nasdaq shall be granted exclusive access to the Acceptance Test Environment for the duration of Acceptance Test; provided, however, that the Customer will have such access as is required in order to assist Nasdaq generally, and in particular to conduct the Acceptance Test.

For the duration of the Acceptance Test, the Customer shall not alter the configuration of any of the individual components of the Acceptance Test Environment without Nasdaq’s written approval.

The Customer shall support Nasdaq in configuring the system, system management and any other system matter regarding the Acceptance Test Environment.

The Customer is responsible for all network components and network services as well as all other system components outside the Acceptance Test Environment.

The Customer will be invited to take part in and overlook all configuration work in the Acceptance Test Environment performed by Nasdaq.

5.3	Availability of Customer External Systems

The Customer External Systems or simulators, simulating the interaction with interfaces of the Customer External Systems, shall be available for testing during the Acceptance Test according to the agreed Schedule 3 (Master Time Schedule) and according to the Acceptance Test Plan as well as during the Installation Test, performed before the Acceptance Test. These systems or simulators shall also be prepared with sufficient test data.

6	Test Documentation

The documents described in earlier sections of these regulations shall contain the content defined below and shall be provided in Microsoft Word or Excel compatible formats.

All documents shall be written in English.

6.1	Acceptance Test Plan

The “Acceptance Test Plan” defines the following aspects of the Acceptance Test activities as agreed between the Parties in the planning workshop:

●	Timing of preparation activities and planned Acceptance Test Cycles, including key milestone dates,

●	Dependencies on other Customer test activities, and

●	Resources required for Acceptance Test, including the Acceptance Test Environment and the names and roles of personnel involved.

The Acceptance Test Plan shall be approved by the Parties before commencement of Acceptance Test. Deviations from the Acceptance Test Plan, including the execution of additional Acceptance Test Cycles, shall be agreed by the Parties before proceeding.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 65 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

6.2	Acceptance Test Specification

The “Acceptance Test Specification” defines what to test as a set of test cases to be executed by the Customer for the Acceptance Test.

Test cases are identified by titles that describe in outline how the test is performed and are associated with relevant specification statements in Schedule 7 (Software Functional Specification) and Schedule 12 (Service Level Agreement).

The Acceptance Test Specification does not list the detailed steps required to perform each test case. That information is provided in Acceptance Test Procedures, defined below.

6.3	Acceptance Test Procedure

An “Acceptance Test Procedure” defines how to execute each test case as a sequence of steps. Each test case in the Acceptance Test Specification shall have a documented Acceptance Test Procedure.

Each Acceptance Test Procedure shall describe:

●	Purpose of the test, with cross-reference to statement(s) in requirements specifications,

●	Pre-conditions for the test, including any dependencies on previous successful tests,

●	Actions for each test step with test data and expected result for each one, and

●	Post-conditions if any, including the existence of specific data or processes inside the system that are to be included in the expected results.

6.4	Acceptance Test Log

All test cases executed in each Test Segment shall be logged in chronological order in the “Acceptance Test Log”. The log shall specify for each test:

●	A unique reference to the test case,

●	The person who executed the test case,

●	The date and time of execution,

●	References to any Acceptance Test Incidents reported relating to this test case,

●	The agreed classification of any deviation from expected results, and

●	A status Accepted, Conditionally Accepted or Rejected.

All events that affect the Acceptance Test Environment shall also be logged with the date and time, plus any known impact on Acceptance Test results.

The Customer Project Manager shall sign-off each test and event recorded in the Acceptance Test Log.

The way deviations from expected test results are classified depends on whether the tests are against Schedule 7 (Software Functional Specification) or Schedule 12 (Service Level Agreement), as defined below.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 66 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

6.4.1	Deviations from Schedule 7 (Software Functional Specification)

For deviations from expected results for tests in the Acceptance Test Specification relating to Schedule 7 (Software Functional Specification) are classified as follows:

#	DESCRIPTION OF THE DEVIATION	CLASSIFICATION/TEST STATUS
1	The Software Product or parts thereof halts and the user cannot with reasonable measures circumvent the problem(s).	The test is Rejected.
2	A single function or multiple functions deviate from specified functionality and the user cannot with reasonable measures circumvent the problem(s).	The test is Rejected.
3	The deviation(s) as set forth in 1) or 2) above is (are) minor and does (do) not affect normal use of the Software Product (as determined by Customer in its reasonable discretion).	The test is Conditionally Accepted if the Customer’s Project Manager requests correction of the deviation, otherwise the test is Accepted.
4	A single function or multiple functions deviate from specified functionality, but the deviation has no impact on the Customer’s use of the Software Product.	The test is Accepted.
5	Functionality does not deviate from description in Schedule 7 (Software Functional Specification).	The test is Accepted.

6.4.2	Deviations from Schedule 12 (Service Level Agreement)

For deviations from expected results for tests in the Acceptance Test Specification relating to each of the criteria in the Maximum Load Profile are classified as follows:

#	DESCRIPTION OF THE DEVIATION	CLASSIFICATION/TEST STATUS
1	Measured criteria are less than 80% of specified criteria for Acceptance.	The test is Rejected.
2	Measured criteria are less than 100% but equal to or higher than 80% of specified criteria for Acceptance.	The test is Conditionally Accepted.
3	Measured criteria are equal to 100% of specified criteria for Acceptance.	The test is Accepted.

6.5	Acceptance Test Incident

Each observed deviation from the expected result for a test case shall be reported as an “Acceptance Test Incident”.

The following shall be recorded in each reported Incident:

●	Date and time of the test,

●	The unique test case identifier,

●	The title of the test case as a brief description,

●	Any unusual pre-conditions not defined in the Acceptance Test Procedure,

●	The observed result for each step in the Acceptance Test Procedure, with all deviations highlighted,

●	The expected result if not sufficiently well defined in the Acceptance Test Procedure, and

●	Relevant evidence and diagnostic information, such as screenshots and log files. After analysis the following additional information shall be included:

●	Relevant comments from all personnel involved in Acceptance Test, including any disagreements on evaluation and analysis with associated comments from Project Managers, and

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 67 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

●	Proposed resolution and planned version for release to resolve it.

The Acceptance Test Log shall provide a complete record of all Incidents reported, and the Acceptance Test Reports shall provide a summary per Test Segment and Acceptance Test Cycle.

6.6	Acceptance Test Report

All tests performed during a Test Segment shall be summarized and signed off in the Acceptance Test Report compiled by the Customer from the “end-of-week” meeting between the Customer and Nasdaq Test Managers and Project Managers.

The overall result for an Acceptance Test Cycle shall be summarized and signed off in the Acceptance Test Report produced by the Customer at the end of the Acceptance Test Cycle.

An Acceptance Test Report shall include the following information:

●	Project identification and report date.

●	Acceptance Test Environment and version of Software Product under test.

●	Acceptance Test Cycle number, and also Test Segment number if a weekly report.

●	List of test cases executed, with agreed status and references to any Incidents for each one.

●	List of Incidents with summary and status.

●	Total number and percentage of test cases in each status: Accepted, Conditionally Accepted, Rejected, In Progress, Blocked, Pending.

●	Signatures of both Test Managers and both Project Manager.

Schedule 4 - Regulations for Acceptance Test	CONFIDENTIAL	Page 68 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 5 Training Specification

Schedule 5 - Training Specification	CONFIDENTIAL	Page 69 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Introduction

This document specifies the courses that will be delivered to the Customer during the Project, as well as the conditions, prerequisites and materials needed for the course. The dates for each course are stated in Schedule 3 (Master Time Schedule).

Each course is given once on a full time basis (that is, normally 9:00 a.m. - 4:30 p.m. Eastern Time (“ET”)). The classroom courses will be delivered at locations agreed between the Parties and where training resources will be readily available.

The training shall be conducted at the Customer’s Premises.

2	Training Objectives

2.1	Training on the Software Product

This part of the training will be carried out on the Software Product. The objectives of this training are to give a thorough understanding of the functions of the system and how it can be used. This will enable the Customer’s personnel to prepare for the Acceptance Test Period, to supervise the market and operate the system.

3	Required classroom equipment and facilities

To ensure the quality of the courses, a classroom has to be dedicated for the training and the servers used for training should be isolated, that is, no other activities or development should occur on the system during preparation and training. For the courses held at the Customer’s premises, it is the Customer’s responsibility to provide adequate training equipment as follows:

●	Training / workshop room in a quiet area with desks for up to the maximum size of the class

●	One Microsoft Windows 7 or Windows 8 machine, enabled for English for each participant and trainer, with connection to the training system

●	The user applications of the Software Product and other required software installed on each workstation

●	PDF file reader, such as Adobe Acrobat Reader

●	An Internet browser

●	Appropriate broadband (or equivalent) connection to the internet

●	High quality paper-copying facilities and assistance with copying are needed during all courses

●	A projector that can be connected to a laptop or PC. The projector should have a minimum resolution of 1280 x 1024.

4	Course Documentation

The course documentation will be delivered at the time of training in paper format. The courses provided by Nasdaq may contain confidential information and may not under any circumstances be reproduced, in whole or in part, or transmitted in any form without the prior written permission from Nasdaq.

Schedule 5 - Training Specification	CONFIDENTIAL	Page 70 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

Audio and video recordings or other media reproductions of the courses are not permitted.

Nasdaq grants the Customer the right to use the course material from the X-stream Workstation course for the sole purpose of training its participants under this Agreement.

All course participants will be awarded a Certificate of Completion when they have successfully completed each training course.

5	Course Constraints

The estimated course length is based on Nasdaq’s prior experience under favorable conditions and upon the maximum number of participants listed.

Course content and course length may be subject to change at Nasdaq’s discretion if the conditions so require.

In order to maintain the quality of the training sessions, a maximum of participants per course will be allowed if no other maximum number is stated under the respective course description.

6	Train the Trainer concept

Nasdaq will train the Customer’s personnel involved in training and supporting the Participants in using the X-stream Workstation. The course will be delivered on a Train the Trainer basis, with the intention that the Customer’s personnel (or the Customer’s nominees) will then train Participants. The training material will be made available to the Customer for this purpose.

7	Summary of included training courses

The following tables list the training courses, each to be conducted once during the Project.

Table 2 - Training on the Software Product

PRODUCT	COURSE	DAYS
X-stream Trading	XAI (X-stream Administration Interface) Application	1
X-stream Trading	X-stream Workstation (Market Controller)	1
X-stream Trading	X-stream Operators	2
	Total	4 days

Schedule 5 - Training Specification	CONFIDENTIAL	Page 71 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

8	List of Included Courses

8.1	XAI Application

DESCRIPTION	Theoretical training. To impart the knowledge needed to work with the X-stream Administration Interface (XAI) application.
PREREQUISITES	None
TARGET GROUP	INTERNAL - The Market operation personnel responsible for maintaining and, when necessary, changing the product, user, accounts, and member related information in the Database.
DURATION	1 day
ATTENDEES	5 persons

8.2	X-stream Workstation

DESCRIPTION	Provides the market operator with a basic, generic understanding of the operation of the X-stream Workstation application.
PREREQUISITES	None
TARGET GROUP	INTERNAL - Personnel involved in managing the market using the X-stream Workstation.
DURATION	1 day
ATTENDEES	5 persons

8.3	X-stream Operators

DESCRIPTION	This course will train the system operators to run and manage the X-stream implementation.
PREREQUISITES	An intermediate knowledge of the Linux operating system.
TARGET GROUP	INTERNAL - Technical personnel with little or no experience of X-stream Trading
DURATION	2 days
ATTENDEES	5 persons

Schedule 5 - Training Specification	CONFIDENTIAL	Page 72 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 6 Project Governance

Schedule 6 - Project Governance	CONFIDENTIAL	Page 73 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Introduction

This document describes the Parties’ respective Project Organization etc. as set forth in the main Agreement.

2	Project Governance General Terms

2.1	Project Manager

From the Effective Date and during the Project, each Party shall appoint a Project Manager who shall be responsible for managing the performance by such Party of its obligations set forth in this Agreement.

The Project Manager shall be authorized by the Party he or she represents to make binding decisions with respect to the day-to-day performance of such Party’s obligations under this Agreement. The Project Managers shall not be authorized to amend the terms of this Agreement. Either Party shall be entitled to replace its Project Manager with approval from the other Party not unreasonably withheld. Upon effecting such a change, the name, profile and the date of commencement of the new appointee shall be confirmed by notice in writing to the other Party. Further, the Party effecting such change shall inform the other Party of the consequences such change may have to the Project, if any.

2.2	Joint Steering Committee

2.2.1	Appointment

Each Party shall assign one (1) or more executives in addition to the Nasdaq Project Manager and the Customer Project Manager, as applicable, to serve on a joint steering committee responsible for the joint monitoring and supervision of the Project (the “Joint Steering Committee”). The Customer shall ensure that the Customer appoints one or more executives that shall be members of and serve on the Joint Steering Committee.

2.2.2	Members of the Joint Steering Committee

The following roles will be members of the Joint Steering Committee.

The Joint Steering Committee Chairmanship alternates on a monthly basis between the client and Nasdaq.

The Customer:

●	Project Owner (Has authority to make binding business decisions in relation to the Customer but not the authority to amend the terms and conditions of the Agreement without a signed writing, Mandatory)

●	Project Manager (Reporting, Mandatory)

●	Customer key executives

Nasdaq:

●	Chairman and Project Owner, (Have authority to make binding business decisions in relation to Nasdaq)

●	Client Relationship Manager

●	X-stream Trading Product Owner

●	Project Manager (Reporting, Mandatory)

Schedule 6 - Project Governance	CONFIDENTIAL	Page 74 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.2.3	Joint Steering Committee Responsibilities

The Joint Steering Committee shall monitor and supervise the Project, including, but not limited, to project performance and project organization, and shall decide on changes to the Project.

Any deviation to Schedule 3 (Master Time Schedule) or other issues which cannot be solved by the Project Managers during the course of the Project, shall be dealt with by the Joint Steering Committee. Proposed adjustments to the Schedule 3 (Master Time Schedule), financial compensation to any Party for additional work, costs and expenses due to any deviations and the like, shall be discussed in good faith by the Joint Steering Committee.

The Customer will summon and make sure that appropriate persons from the Customer that have the authority to make bindings decisions, participate in the Joint Steering Committee meetings.

2.2.4	Joint Steering Committee Meetings and Reporting

Meetings between the Parties shall be arranged as required during the course of the Project. Joint Steering Committee meetings shall take place at regularly scheduled intervals as agreed by the Parties. An appropriate interval between Joint Steering Committee meetings is one (1) month. Additional meetings may be arranged as required by the Parties.

A Joint Steering Committee meeting agenda shall be issued no later than three (3) Customer Working Days prior to the meeting. The agenda will be prepared by each party on an alternating basis and distributed to the members of the Joint Steering Committee prior to the commencement of the meeting.

The Project Manager of each Party shall participate at Joint Steering Committee meetings and submit progress reports outlining the performance of such Party’s obligations and activities in the Project prior to such meeting.

The Party preparing the agenda for the meeting shall prepare minutes from the meetings, such minutes to be issued no later than five (5) Customer Working Days after the meeting. The minutes shall be in English. The minutes shall be considered approved by the other Party unless such Party notifies the issuing Party of any objection to the minutes within five (5) Working Days of receipt of the minutes.

2.2.5	Project Manager Meetings

Meetings between the Project Managers shall take place at regularly scheduled intervals. An appropriate interval between meetings of the Project Managers is normally every two

(2) weeks.

2.2.6	Location

The Joint Steering Committee and Project Management meetings shall be held at such locations as are mutually agreed by the Parties. Attendance may also be by telephone or audio-visual means.

Schedule 6 - Project Governance	CONFIDENTIAL	Page 75 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

3	Project Organization of Nasdaq

3.1	Nasdaq Organization Chart

3.2	Nasdaq Personnel

The project members and staffing for the Project shall be appointed and named in accordance with Schedule 3 (Master Time Schedule) and are therefore intentionally left blank. Below are set out the key roles and their responsibilities.

3.2.1	Project Manager

●	Fulfilment of the delivery commitments of the Services Agreement.

●	Agreements with Customer within the scope of the Services Agreement.

●	Resource Management

●	Manage Nasdaq project activities in the Customer’s location.

3.2.2	Project Management Office

●	Joint Project Planning between Nasdaq and Customer.

●	Manage issues raised from Project activities.

●	Prepare and commit status and progress reports to the Joint Steering Committee.

3.2.3	Quality Assurance

●	Responsible for quality assurance procedures within the Project.

3.2.4	System Architect

●	Be responsible for the software architecture according to this Agreement

Schedule 6 - Project Governance	CONFIDENTIAL	Page 76 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

●	Responsible for software development and system integration between system components.

3.2.5	Installation Team

●	Installation and set-up of the Software Product.

●	System management of the production environment during Installation Test.

3.2.6	Test Management

●	Responsible for software quality assurance and testing within the Project.

●	Review and approve the Acceptance Test Plan, Acceptance Test Specification and Acceptance Test Procedures.

●	Assist Customer in the execution of the Acceptance Test as specified in the Schedule 4 (Regulations for Acceptance Test).

3.2.7	Training and documentation

●	Planning and delivery of training and documentation.

●	Training documentation.

3.2.8	Technical Account Manager

●	Responsible for co-ordination of development and support regarding the Software Product, including the management of Change Requests and release planning.

●	During the Delivery Project, the Project Manager will fulfil these functions.

4	Project Organization of the Customer

4.1	The Customer Personnel

The Customer will appoint personnel to cover the following responsibilities:

●	Project Management

●	System Development, Interfaces & Integration Management

●	Acceptance Test

●	Documentation, Training and Business Configuration

●	Installation & System Management (Hardware/Network Procurement)

●	Implementation & Change Management

●	Operations Setup

●	Security and Disaster Recovery plan

●	Commercially responsible, authorised to amend the terms of the Agreement

Schedule 6 - Project Governance	CONFIDENTIAL	Page 77 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 7 Software Functional Specification

Schedule 7 - Software Functional Specification	CONFIDENTIAL	Page 78 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Introduction

This schedule describes the functional requirements to be satisfied by the Software Product and consists of the following annexed documents:

	TITLE	DOCUMENT NAME
1	X-stream Trading Functional Specification	NYIAX X-stream Trading Functional Specification v1-0.pdf
2	X-stream Trading FIX Specification	NYIAX X-stream Trading FIX Specification v1-0.pdf
3	X-stream Trading ITCH Specification	NYIAX X-stream Trading ITCH Specification v1-0.pdf
4	X-stream Trading TARP Specification	NYIAX X-stream Trading TARP Specification v1-0.pdf
5	X-stream Trading DSI Specification	NYIAX DSI Specification v1-0.pdf
6	X-stream Trading Non-Functional Specification	NYIAX X-stream Trading Hardware and Service Level Specification v1-0.pdf

Items 2-6 may be subject to minor change. Nasdaq retains sole discretion as to whether such changes constitute a Change Request subject to additional cost.

2	The Software Product

The Software Product consists of these component software solutions:

(a)	X-stream

(b)	X-stream FIX

Any other sub-components of these systems required to fully operate the Software Product also comprise the Software Product.

Schedule 7 - Software Functional Specification	CONFIDENTIAL	Page 79 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 8 License Scope

Schedule 8 - License Scope	CONFIDENTIAL	Page 80 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Scope of Schedule

Together with the underlying Agreement, this Schedule 8 (License Scope) defines the scope of the Software Product License. For the avoidance of doubt, the functionality of the Software Product, including the financial instruments in which trading is supported by the Software Product, is defined in Schedule 7 (Software Functional Specification).

1.1	Licensed Products

The following security based product classes are licensed for use by the Customer (“Licensed Products”).

1.1.1	Advertising Forward Contracts

Financial contracts (at a future date and price) for all types of advertisements and/or promotions that are shown to consumers and/or businesses that are distributed in any and all media, mediums and devices, including, without limitation, advertisements delivered and displayed through Internet connections such as, banner ads, video ads and/or publisher’s custom ad units.

1.2	Customer Market

The “Customer Market” means the business of providing trading and related services for Licensed Products for Participants to access worldwide, to be operated by the Customer in the Territory and on which listing, buying and selling of orders for the Licensed Products takes place.

Schedule 8 - License Scope	CONFIDENTIAL	Page 81 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 9 Documentation Specification

Schedule 9 - Documentation Specification	CONFIDENTIAL	Page 82 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Scope of Schedule

The Documentation described herein will be provided for the customized version of the Software Product to be used by the Customer and forms part of the Software Product.

Documents shall be delivered electronically in the format stated below. All documents will be in English.

Where a Microsoft document format is indicated this shall be Microsoft Office 2010.

Documents are regarded as confidential and may not be copied or distributed to third parties except as permitted under the sublicenses granted for Participant Applications and Participant Interfaces.

❖	Note: The titles of these publications are taken from Nasdaq standard documentation and may be changed.

2	User Guides

The user documentation and the user guides describe the user interfaces that are available for the Customer. They give explanations and examples of the functionality, enabling the Customer’s personnel to use the applications in normal daily and more rarely occurring situations.

The user guides listed below will be provided:

PRODUCT	NAME	DESCRIPTION	FORMAT
X-stream Trading	X-stream Workstation User Guide	This is a user guide for Traders, Firm Managers and Market Controllers. It describes how to use the X-stream Workstation.	● HTMLHelp file integrated with application ● PDF

3	Technical Documentation

3.1	Operator’s Manual and Operator’s Reference Guides

The Operator’s Manual and Operator’s Reference Guides describe available functions and tools for the maintenance of the standard Nasdaq systems, e.g., regular maintenance procedures, application configuration and supervision, network monitoring, etc.

They also describe the components within each subsystem and how they are started, stopped, restarted, configured etc. The documents are intended for the IT operations staff and administrators, i.e. they have a more technical approach than the user guides.

The following Operation guides will be provided:

PRODUCT	NAME	DESCRIPTION	FORMAT
X-stream Trading	X-stream Operator’s Manual	This Operator’s Manual gives the reader a complete understanding of the tasks an operator or system administrator must perform to properly run the system.	● PDF
X-stream Trading	X-stream Schema Report	This document contains the schema definition of the X-stream Database.	● HTML ● PDF

Schedule 9 - Documentation Specification	CONFIDENTIAL	Page 83 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

4	Installation Guides

The Installation Guides describe how to install the different applications, i.e. the main system and the separate modules. Each document contains step-by step instructions.

The Installation Guides listed below will be provided.

PRODUCT	NAME	DESCRIPTION	FORMAT
X-stream Trading	X-stream Workstation Installation Guide	The purpose of this installation guide is to provide all instructions and information required for installing the X-stream Workstation (XW) on to a PC.	● PDF

5	Interface Descriptions

5.1	Application Programmer’s Documentation

The interface descriptions provided are API manuals and protocol specifications for the marketplaces and the Participants. The documents cover general parts, e.g., the interaction between an external system and the purpose of a protocol. They also cover specific cases when applications interact with different given parts of the system through the API.

The API documentation listed below will be provided.

PRODUCT	NAME	DESCRIPTION	FORMAT
X-stream FIX	X-stream FIX Specification	This document provides the X-stream FIX message specification supporting version 5.0 (SP1) of the FIX protocol specification.	● PDF
X-stream Trading	ITCH TV and BBO SOUPBinTCP3.0	This document provides ITCH Total View and Best Bid Offer as a message standard developed to distribute full depth market data.	● PDF
X-stream Trading	X-stream Trading TARP Specification	This document defines the message types and messages of the TARP Message Protocol.	● PDF

Schedule 9 - Documentation Specification	CONFIDENTIAL	Page 84 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 10 System Description

Schedule 10 - System Description	CONFIDENTIAL	Page 85 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

A.	Introduction

1	Scope of Schedule

This schedule describes:

(a)	An overview of the design (“System Design”) of the hardware, network and software components in a cloud environment that are required to operate the Software Product;

(b)	The number of System Instances of Production Systems and Non-Production Systems;

(c)	The interfaces used to connect to the Systems Instances; and

(d)	The minimum hardware specification for the Production System and Non- Production Systems.

This schedule does not describe the basic infrastructure required for the system (e.g., DNS, terminal servers, back up robots and switches).

Schedule 10 - System Description	CONFIDENTIAL	Page 86 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

B.	System Design

2	Overview & Terminology

Nasdaq will provide the Software Product which includes the Central Software, a set of system interfaces defined in Section C (Interfaces) and a set of user interface applications defined in Section 2.4 (Customer Applications) of this document. These are to be run on a number of System Instances. The System Instances can be deployed on physical services or in a cloud environment.

Each System Instance is defined in Section 2.10 (System Instances) below and has a Service Level defined for the supporting services and these are described in Schedule 12 (Service Level Agreement).

Figure 1 - Overview of software elements

Nasdaq is only responsible for elements of the Software Product excluding, inter alia, Customer External Systems, Participants External Systems and their connectivity to the Customer Central Site through the required interface. The Customer is responsible for the Customer and Participant connectivity and networks and Customer Central Sites.

The software components identified above are installed on physical elements shown in Figure 1 - Overview of software elements as further described in the following subsections.

Schedule 10 - System Description	CONFIDENTIAL	Page 87 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

Figure 2 – Physical elements in the System Design

2.1	Customer Central Sites

The Customer Central Sites house the Central Hardware and are where the Central Software is operated. The Customer Central Sites is comprised of two data centers, a main site (“Site A”) and a secondary, disaster recovery backup site (“Site B”). Any change to the Customer Central Sites shall be subject to a Change Order Request to be agreed by the parties.

Customer shall confirm details of Customer Central Site within forty five (45) days of Effective Date to allow Nasdaq to plan its Project responsibilities.

Site A is located at:

[Address]

[Address]

[Address]

Site B is located at:

[Address]

[Address]

[Address]

Schedule 10 - System Description	CONFIDENTIAL	Page 88 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.2	Central Software

The components of the Software Product installed on the Central Hardware. These are described in the following table and are shown diagrammatically in Figure 2.

Table 3 – Central Software

NAME	DESCRIPTION
Sequencer	The sequencer is the top level server that sequencers incoming transactions between the Engines. There are three types of Sequencer when running, Main, Standby and ReRequester.
IPXSEngine

A transaction handling engine of X-stream that maintains the state of the market, manages order books, matches orders, and calculates market statistics, indexes and performs all other transactional tasks.

Also handles communication to “client” programmes that connect to X-stream in order to manage orders and receive market information. The “client” connections include Customer Applications and External Systems and can be any system that uses the ITCH® over SoupBinTCP or MoldUDP. This is a key method by which X-stream scales in the direction of more users.

ITCH® is a registered trademark of The NASDAQ OMX Group, Inc.

TSMREngine	A transaction handling engine of X-stream Trading that maintains the state of the market, manages order books, matches orders, and calculates market statistics, indexes and performs all other transactional tasks.
OprEngine

A transaction handling engine of X-stream Trading that maintains the state of the market, manages order books, matches orders, and calculates market statistics, indexes and performs all other transactional tasks.

This engine support admin tasks such as firing of timer based events.

This type of engine has no client user connections.

X-stream Database	The database used by the Trading Engine and containing reference data, data that defines the Trading Engine’s behaviour and transactional data from trading activities. This database is implemented using PostgreSQL.
X-stream FIX Gateway	A system that accepts connections from systems that comply with the Financial Information eXchange (FIX) protocol and for the purposes of managing orders. It is an alternative way of connecting to X-stream other than using the X-stream Client API.

2.3	Central Hardware

The Central Hardware comprises the hardware and Third Party Software (e.g., operating systems, databases and layered software components) needed for launching the Central Software supporting the required System Instances. The hardware is specified in the Non- Functional Specification.

Schedule 10 - System Description	CONFIDENTIAL	Page 89 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.4	Customer Applications

The user interface components of the Software Product that are used directly by the Customer. The Customer Applications are described in Figure 3.

Figure 3 - Customer Applications

NAME	DESCRIPTION
X-stream Workstation (XW)	Used by Market Operations staff to monitor and manage the market.
X-stream Administration Interface (XAI)	The user interface used by business back office staff to manage reference data or by technical staff to manage business rules used by the trading engines.

2.5	Customer Application Hardware

The Customer Application Hardware comprises the hardware and Third Party Software (e.g., operating systems and layered software components) needed for launching the Customer Applications. The hardware is specified in the Non-Functional Specification.

2.6	Participant Applications

Participant Applications are components of the Software Product that are used by the Participants.

Figure 4 – Participant Applications

NAME	DESCRIPTION
X-stream Workstation (XW)	Used by traders to access the Customer Market.

2.7	Participant Application Hardware

The Participant Application Hardware comprises the hardware and Third Party Software (e.g. operating systems and layered software components) needed for launching the Participant Applications. The hardware is specified in the Non-Functional Specification.

2.8	Customer External Systems

Customer External Systems are systems supplied by the Customer or third parties (other than Participant External Systems), connecting to the Central Software via the Customer Interfaces. Examples of such systems may be clearing and settlement systems, market data vendors or reporting engines or network management systems.

The Customer External Systems that will be used with the Software Product are:

●	Customer Corporate Database

●	Customer Website (gateway)

●	Customer Billing System.

2.9	Participant External Systems

Participant External Systems are systems supplied by third parties that Participants may use to connect to the Central Software via the Participant Interfaces. Any such systems are not part of the Nasdaq Software Product. Examples of such systems may be order management systems (OMS) which may or may not use the FIX protocol or Market Data Dissemination systems.

Schedule 10 - System Description	CONFIDENTIAL	Page 90 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.10	System Instances

The following System Instances will be able to be operated by the Customer. Any change of location to the instances will be subject to a Change Request Order to be agreed by the parties.

Table 4 - System Instances

NAME	USE OF SYSTEM	DESCRIPTION
Production System	This instance is the commercial operation of Customer Market.	Dual site solution.
Non-Production Systems	These systems will be used for non-production reasons, e.g., ● Quality assurance ● Training ● Customer development ● Participant development	Single site solution.

Service Levels are differently defined for each System Instance. The Service Levels for the System Instances above are set forth in Schedule 12 (Service Level Agreement).

Schedule 10 - System Description	CONFIDENTIAL	Page 91 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

C.	Interfaces

3	Overview

This section explains the interfaces that are used and where in the System Design. The interfaces may describe different levels, from lower physical levels up to protocols and API level or to application level (the data flows) The X-stream Non-functional Specification shows all the interfaces between components in the Production System and each interface is labelled and the data flow across the interfaces is described.

The following types of interfaces are provided for the applications and/or systems that can connect to the various system components:

●	Customer Interfaces.

●	Participant Interfaces.

These interface types can connect to the Customer Central Site using interfaces as described in the X-stream Non-functional Specification.

4	Details

The detailed specification of messages in each Customer Interface is defined in documents external to this Agreement and these documents are defined in Schedule 9 (Documentation Specification).

4.1	Customer Interfaces and Participant Interfaces

The following list of system interfaces are provided as part of the Software Product. All interfaces are considered to be Customer Interfaces and may be used by the Customer to interface external systems to the Software Product. A subset of these interfaces, as identified in the following table, are also Participant Interfaces which may be sublicensed to Participants and Third Party Developers for the purpose of building external systems that interface to the Software Product.

INTERFACE	DESCRIPTION	PARTICIPANT INTERFACE?
ODBC/SQL	X-steam Database standard interface for data queries, part of the RDBMS	No
DSI	Data Synchronisation Interface (for batch file transfer between external databases and X-stream)	No
Event/Error Log text files produced by X-stream	Standard error and event messages produced by the various Software product components.	No
FIX V5.0 (SP1)	The Financial Information Exchange (FIX) Protocol is a message standard developed to facilitate the electronic exchange of information related to securities transaction. The FIX interface supports and order management and market data interface.	No
ITCH TV (SOUPBinTCP)	ITCH Total View is a message standard developed to distribute full depth market data.	No

TARP	The Trading Account Restrictions and Positions (TARP) protocol is used to facilitate the electronic exchange of information related to trading accounts and trading account balances.	No

D.	Production and Non Production Systems

The specifications for the Production and Non-Production Systems is documented in the X-stream Trading Non-Functional Specification document.

Schedule 10 - System Description	CONFIDENTIAL	Page 92 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 11 Services

Schedule 11 - Services	CONFIDENTIAL	Page 93 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

A.	Introduction

1	Scope of Schedule

In addition to what is stipulated in the underlying Agreement, this schedule defines the Parties’ respective obligations for the Services provided by Nasdaq to the Customer.

B.	Service Summary

This Chapter provides a summary of the scope of the Services to be provided by Nasdaq.

2	Services

2.1	Scope of Services

The Services to be performed by Nasdaq are comprised of:

●	Service Initiation: Supporting the Customer before Production Start

●	Service Management: Support of the Customer with incident, problem and release management in relation to the Software Product pursuant to the procedures set forth in this schedule.

●	Support Services: Providing various support services with respect to the Software Product.

●	Market Services: Providing various marketing services as described in Schedule 14.

2.2	Description of document

The Services to be provided with the respective obligations by Nasdaq and the Customer are described in this document in the following structure:

●	Service Initiation

●	Ongoing Services

-	Service Management.

-	Support Services.

Schedule 11 - Services	CONFIDENTIAL	Page 94 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

C.	Service Initiation

After Acceptance and before Production Start, certain initial actions have to be taken by both Parties in order to prepare for Production Start.

3	Nasdaq’s Pre-Production Obligations

3.1	Mock Trading support

Following Acceptance, Nasdaq shall support the Mock Trading activities to be performed by the Customer as specified in Clause 4.1 (Mock Trading).

3.2	Service Provision

Following Acceptance, Nasdaq shall ensure that the Services are ready for Production Start, subject to prior written notice from the Customer as described in the Main Agreement (ITSA).

4	Customer’s Pre-Production Obligations

4.1	Mock Trading

Following Acceptance of the relevant part(s) of the Software Product and prior to Production Start, the Customer shall conduct a period of simulated trading activities on the Customer Market using simulated data and test data (“Mock Trading”) in order to familiarize the Participants with the Software Product.

The Customer is then responsible for:

●	Designing, planning and providing the required data for simulation and testing;

●	Providing the necessary number of users to conduct Mock Trading; and

●	Providing support to the Participants in connection with the Mock Trading activities.

4.2	Production Start

Following Acceptance and Mock Trading, the Customer shall notify Nasdaq of the Trading Day on which Production Start shall take place, as described in the Main Agreement (ITSA).

4.3	Trading Days for Production Start

The Customer shall, to the extent that they are scheduled, promptly advise Nasdaq of all calendar days which, during the twelve (12) months following Production Start, are scheduled Trading Days.

Schedule 11 - Services	CONFIDENTIAL	Page 95 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

D.	Ongoing Services

Commencing on Production Start, Nasdaq shall provide Ongoing Services to the Customer, in order for the Customer to maintain the Operating Capability of the Software Product and in order for the Software Product to conform with:

●	The Schedule 7 (Software Functional Specification);

●	The Schedule 12 (Service Level Agreement); and

●	Specifications pursuant to any Change Request pursuant to this Agreement.

5	Service Management

5.1	Service Organization

Figure 5 below shows the service organization at a high level.

Nasdaq is organized with both a Service Desk (that is responsible for the Incident Management process, providing a single point of contact for all operational issues), and a Customer Team that handles the customer relations on a management level.

Incidents that are not solved in the Nasdaq Service Desk are escalated to the Support Services team within Nasdaq.

The Customer manages all contacts with the Participants for both business and technical issues.

The service organization of the Parties may further be described in the Routine Guide. Proposed changes to the organizations will be dealt with through the Support Meetings.

Figure 5 - Organizational Overview

5.2	Support Meetings

5.2.1	Nasdaq shall arrange at least one (1) Support Meeting in each calendar year for the purpose of informing the Customer of new technology Nasdaq is developing and, if applicable, discussing further developments of the Software Product.

5.2.2	The form or the location of the meeting is upon of the agreements between the Customer and Nasdaq. The meetings may also take place by telephone or audio-visual means.

Schedule 11 - Services	CONFIDENTIAL	Page 96 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

5.2.3	Nasdaq will issue an agenda five (5) Customer Working Days prior to the meeting. Nasdaq and the Customer shall alternately issue minutes from the meetings after the meeting.

6	Nasdaq’s Obligations during Ongoing Services

6.1	Service Desk

The Nasdaq Service Desk shall:

●	Be contacted via telephone, email or the Nasdaq Support Web interface.

●	Receive inquiries from the Customer during Support Hours and respond to inquiries subject to the response times set forth in Schedule 12 (Service Level Agreement).

●	Execute Incident Management for the Software Product ,according to response times set forth in Schedule 12 (Service Level Agreement).

●	Be a single point of contact for the Customer.

●	Provide the Customer with status updates on Incidents.

●	Maintain a record of calls received.

●	Provide online access for the Customer to the fault tracking system including details of all faults relevant to the Customer.

6.2	Service Level Management and Reporting

6.2.1	Major Incident Report

For Critical or Very High Incidents in the Production System (after both Parties have agreed on the severity) a report will be written by Nasdaq. The Major Incident Report shall detail the events in chronological order, causing production problems, the cause of the Incident and measures taken to avoid it being repeated.

The Major Incident Report shall be sent out no later than five (5) Nasdaq Working Days after an Incident. However, as regards Major Incident Reports for Critical Incidents, the report shall be sent as soon as possible, as agreed with the Customer. The report should be complete to the extent that the investigations have been concluded.

The Major Incident Report is compiled by Nasdaq and distributed by Nasdaq.

6.3	Incident and Problem Management

6.3.1	Incident Management

Subject to the Customer’s request through the Service Desk, Nasdaq shall execute Incident Management in order to facilitate restoration of the Operating Capabilities in accordance with Schedule 12 (Service Level Agreement).

Support requests related to Incidents in the Software Product reported to Nasdaq Service Desk, shall be responded to by Nasdaq in accordance with Schedule 12 (Service Level Agreement).

6.3.2	Incident Classification

Nasdaq may at any time reclassify an Incident if Nasdaq considers that the severity of the Incident has changed or if the Incident was not appropriately classified by the Customer, in which case Nasdaq shall give the notice of the reclassification and the grounds on which Nasdaq's decision was based. The reclassification shall take effect from the time the Customer has acknowledged such notice. Until such time as a reclassification has been agreed by the Parties, Nasdaq will deal with the Incident according to the initial Customer severity classification.

Schedule 11 - Services	CONFIDENTIAL	Page 97 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

For the avoidance of doubt, Nasdaq will reclassify an Incident where Nasdaq has identified and provided a temporary alternative means of resolving the Incident which is reasonably satisfactory to the Customer.

If the Customer rejects a notice of reclassification, Nasdaq shall continue with Incident management according to the initial classification.

If Nasdaq disputes a Customer rejection of a reclassification and the matter is ultimately resolved in Nasdaq’s favour, Nasdaq can, after the incident is closed, require compensation on a time and material basis covering the extra work due to wrong classification, if applicable, from the time of the Customer’s rejection of Nasdaq’s notice regarding reclassification.

6.3.3	Maintenance Releases

Nasdaq shall issue Maintenance Releases as and when required in order to rectify an Incident or a Problem. Nasdaq shall notify to the Customer when issuing a Maintenance Release.

All work relating to the preparation, testing, packaging and delivery of a Maintenance Releases shall be performed by Nasdaq free of charge. For the avoidance of doubt this work does not include Change Requests or other additional services provided at the Customer’s request.

The routines around notification, testing and installation of Maintenance Releases differ depending on the severity of the Incident causing a Maintenance Release. Nasdaq shall ensure that each Maintenance Release is adequately tested before being issued to the Customer, unless otherwise agreed between the Parties.

Maintenance Releases shall not require changes to the Customer Hardware Configuration, unless otherwise agreed between the Parties.

Telephone assistance for installation and testing of Maintenance Releases shall be provided free of charge during Nasdaq Working Hours.

7	Customer Obligations during Ongoing Services

7.1	Requests for Support

The Customer’s requests for support shall be initiated by the Customer through the Nasdaq Service Desk, with service levels as specified in Schedule 12 (Service Level Agreement).

7.2	Support to Customer Participants

The Customer shall provide a Participant service desk and support the Participants with respect to both business and technical support, including questions related to the Participant Applications or Participant Interfaces.

Schedule 11 - Services	CONFIDENTIAL	Page 98 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

7.3	Central Hardware

In order for Nasdaq to provide Services for the Software Product, the Customer shall configure Central Hardware, operating systems and layered software to follow factory default settings unless otherwise stated by Nasdaq in:

●	Installation Manuals

●	The Schedule 7 (Software Functional Specification)

●	Subsequent Installation Manuals and Release Notes

●	As otherwise agreed in writing between the Parties

7.4	Participants Applications and Participants External Systems

7.4.1	Participants Certification

The Customer is responsible for and shall have procedures in place to ensure that only certified Participant Applications and Participant External Systems are connected to the Production System.

7.4.2	Participant Applications Operations

The Participant Applications shall be operated and used in accordance with user and operating documentation provided by Nasdaq under this Agreement and as subsequently amended by Release Notes.

7.4.3	Customer and Participant Access

The Customer shall ensure that the connection of Customer Applications, Customer Application Hardware and Customer External Systems, to the Customer Central Site, is following specifications given by Nasdaq.

7.5	Incident Reporting by the Customer

Before reporting an Incident to Nasdaq, the Customer shall verify the Incident. After the Incident has been verified, the Customer shall notify Nasdaq immediately as to the nature and extent of the Incident. When reporting an Incident, the Customer shall:

●	Classify the Incident, using the priority levels set forth in Schedule 12 (Service Level Agreement);

●	Provide all information necessary to identify the Incident, a description of the expected behaviour and the steps necessary to recreate the Incident

●	Provide Nasdaq with such log files and programs as Nasdaq may reasonably request in order to fulfil its obligations under this Agreement;

●	Record any Incident reference number received from Nasdaq in its acknowledgment of the Incident and quote this number in all future discussions relating to the Incident;

●	Make available relevant and qualified personnel on site to liaise with Nasdaq and to provide additional information or clarification if requested by Nasdaq or to demonstrate the Incident to Nasdaq; and

●	Implement any change and then inform Nasdaq that the report has been closed, if Nasdaq responds with a solution or explanation.

Schedule 11 - Services	CONFIDENTIAL	Page 99 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

7.5.1	When classifying an Incident, the Customer shall state the level of priority requested, using one of the priority levels set forth below and further defined in Schedule 12 (Service Level Agreement).

7.5.2	Incidents in a Non-Production System cannot be reported with the priority level Critical or Very High.

7.6	Test of Maintenance Releases

With respect to Maintenance Releases, where Operating Capability is available, the Customer shall, prior to installation of any Maintenance Release on the Production System, test such Maintenance Release in order to determine that the Maintenance Release will not have an adverse effect on Operating Capability. Where Operating Capability is not available, the Customer shall only perform such tests of the Maintenance Release as Nasdaq considers necessary.

7.7	Obligation to Implement Maintenance Releases

7.7.1	The Customer shall implement a new Maintenance Release within the timeframe as reasonably specified by Nasdaq, which will not be less than 30 days from when the Maintenance Release was delivered to the Customer, or if not specified at latest twelve (12) months from the date of issue of the Maintenance Release to the Customer.

The Customer shall give notice to Nasdaq of the intended date of implementation of a Maintenance Release on the Central Hardware, Customer Application Hardware and Participant Application Hardware.

The Customer shall not unreasonably delay the implementation of the Maintenance Release on the date specified in the notice, provided the Customer has not, prior to such implementation, identified problems with the Maintenance Releases that would materially affect the Operating Capability.

7.7.2	Nasdaq shall be released from any of its obligations under this Agreement to the extent that the performance of such obligations is materially and adversely affected by any failure of the Customer to implement a Maintenance Release in accordance with Clause 7.7.1 above.

However, the Customer shall not be obliged to implement a Maintenance Release where the Customer determines during testing that the Maintenance Release will, if implemented, prevent the Customer from maintaining the Operating Capability.

7.7.3	Upon identification of any fault, the Customer shall give notice to Nasdaq that it will not implement the Maintenance Release and shall furnish Nasdaq with a copy of the test data or script and a description of any non-conformance of the Maintenance Release to applicable specifications. Nasdaq shall, as soon as possible thereafter, provide another Maintenance Release to resolve the problem.

7.8	Business Operations

7.8.1	As between the Parties, the Customer shall be solely responsible for the management and day-to-day running of the business with respect to the Software Product.

7.8.2	Trading Days

The Customer shall advise the Nasdaq not later than one (1) month before the commencement of each subsequent six (6) month period of the scheduled Trading Days during such six (6) month period. The Customer shall inform Nasdaq forthwith of any alterations to scheduled Trading Days, as soon as it is made aware of such alteration.

Schedule 11 - Services	CONFIDENTIAL	Page 100 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

7.9	Nasdaq Support Access

The Customer shall:

●	Upon Nasdaq’s request, provide Nasdaq with immediate network access to the Software Product and Central Hardware in accordance with Schedule 10 (System Description). The Customer acknowledges that Nasdaq’s ability to resolve an Incident may be affected should remote access be denied.

●	In case of on-site support, grant Nasdaq’s personnel (including subcontractors and consultants), access to the Customer Central Sites and, where required by Nasdaq, use reasonable endeavors to obtain access to the Participant premises, and provide Nasdaq’s personnel with office and working space, to be used exclusively by Nasdaq’s personnel for the duration of any visit, limited secretarial service and working tools, e.g., telephone and Internet access, facsimile, copier etc., to the extent necessary to allow Nasdaq to fulfil its obligations.

This clause shall be subject to the following conditions:

●	Nasdaq shall specify the systems to which Nasdaq requires access.

●	Such access shall not be via an open line. The line shall only be open during the event and granted upon request from Nasdaq.

●	If the access is using public communication means, then encryption shall be used.

7.10	Operation of the Customer External Systems

The Customer shall ensure that the Customer External Systems interface with the Software Product and operate as required. The Customer is responsible for any planning and administration related thereto.

7.11	Changes to Customer External Systems

The Customer shall immediately inform Nasdaq of any changes to any Customer External Systems that may affect the operation of the Software Product.

7.12	Training of Operational Personnel

The Customer shall ensure that the personnel having operational responsibility for the Software Product are suitably qualified and familiar with the nature of the system and software.

The Customer shall require and have procedures designed to ensure that personnel responsible for entering transactions are suitably qualified.

7.13	Customer Logbook

The Customer shall maintain a logbook recording events occurring during the operation - including the following events, in order to facilitate Incident Management:

●	Incidents relating to the Customer Hardware Configuration and the Customer Applications; and known Incidents relating to the Participant Applications

●	Alteration of the Central Hardware

Schedule 11 - Services	CONFIDENTIAL	Page 101 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

●	Inclusion and exclusion of Participants

●	Updating/replacement of the Customer Applications, Participant Applications and Third Party Software releases

●	Events/operator’s actions pertaining to normal operation of the system and error recovery, e.g., change of system or network parameters

●	Other events that the Customer considers relevant.

7.14	Support Meetings summary

The Customer shall, if so required, before each Support Meeting, issue a summary of the relevant events recorded in the Customer logbook. The summary shall be tabled at Support Meetings convened. The summary shall be forwarded to Nasdaq at a reasonable time before each Support Meeting.

7.15	Security

Nasdaq is only responsible for elements of the Software Product excluding, inter alia, Customer External Systems, Participants External Systems and their connectivity to the Customer Central Site through the required interface. The Customer is responsible for the Customer and Participant connectivity and networks and Customer Central Sites.

The Customer shall ensure that a reasonable level of physical security is maintained at the Customer Central Site where such sites are under the Customer’s control. Nasdaq agrees that the Services and Software Product (including web, database and application server configurations and patch levels) will be supplied in accordance with Nasdaq warranties in the underlying Agreement.

Nasdaq shall ensure that a reasonable level of security is maintained in the Services and Software Product and that Nasdaq adheres to all security requirements herein, including Schedule.

Customer Applications

The Customer Applications shall be operated and used in accordance with user and operating documentation provided by Nasdaq under this Agreement and as subsequently amended by Installation Manuals and Release Notes. The Customer Applications under this agreement are defined in Schedule 10 (System Description).

7.16	Customer Hardware Configuration

The Customer shall make sure that the Customer Hardware Configuration under responsibility of the Customer is maintained in a high state of serviceability.

Schedule 11 - Services	CONFIDENTIAL	Page 102 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

E.	Support Services

8	General

8.1	Customer’s Business Requirements

8.1.1	In developing the Software Product, Nasdaq shall, as far as commercially practicable, take into consideration the Customer’s existing and future business requirements as communicated to Nasdaq by the Customer at Joint Support Steering Group Meetings, together with requirements from other customers of Nasdaq.

8.1.2	Nasdaq shall provide a reasonable level of Software Product advice and assistance to the Customer as part of the support services, including assisting with email and telephone queries.

9	Nasdaq Obligations during Support Services

9.1	Incident and Problem Management

Nasdaq shall provide software support, software correction services and issue Maintenance Releases in order to support the Incident and Problem Management processes on the Software Product.

9.2	Release Management

9.2.1	New Releases

In order to ensure efficient operation of the Software Product, Nasdaq will, from time to time, issue New Releases of the Software Product, or at other times as a result of a Change Request.

New Releases which have been requested by the Customer shall be managed in accordance with the Change Procedure. For the avoidance of doubt Nasdaq shall be entitled to charge the Customer for all its activities related to the preparation, testing, packing and delivery of New Releases in accordance with the Change Procedure.

Nasdaq and the Customer shall agree on the scheduling of New Releases but the Customer shall not unreasonably refuse to agree to the scheduling of a New Release every eighteen (18) months.

9.2.2	Support of old releases

The version of the Software Product immediately preceding any New Release of the Software Product shall continue to be covered by Nasdaq’s Software Product Support obligations under this Agreement until such New Release has been implemented.

9.2.3	Release Notice

Nasdaq shall issue a release notice to the Customer regarding New Releases at least two (2) months prior to the issue of the New Release.

To the extent known to Nasdaq at the time of issue of the release notice, a release notice shall:

●	Contain a summary description of the New Release.

Schedule 11 - Services	CONFIDENTIAL	Page 103 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

●	Specify any changes to the Central Hardware, Customer Application Hardware, Participant Application Hardware or Third Party Software, as may be applicable, that are required for the installation of the New Release.

Following the issue of a release notice, additional prerequisites may be identified by Nasdaq during final testing of the New Release. Nasdaq shall promptly advise the Customer of any additional changes to the Central Hardware, Customer Application Hardware, Participant Application Hardware or Third Party Software which are identified by Nasdaq during development and final testing of the New Release.

9.2.4	New Hardware and Third Party Software

In the event that Nasdaq, during the Project or during the Support Term, becomes aware that the existing Customer Hardware Configuration, Customer Application Software or Participant Application Software (which, for the sake of clarity, includes the associated Third Party Software) will, within the next twelve (12) months;

(a)	be no longer be supported;

(b)	cannot be provided on reasonable commercial terms; or

(c)	otherwise the standard of such services provided is not reasonably satisfactory to meet the Service Levels,

Nasdaq shall promptly notify the Customer.

The Customer and Nasdaq shall jointly agree upon a reasonable schedule for an upgrade to the affected components, which the Customer shall procure at its own cost.

Nasdaq shall provide a Maintenance Release that is compatible with the components that are to be upgraded, and such Maintenance Release shall, for the sake of clarity, be provided free of charge as set forth in Section 6.3.3 (Maintenance Releases) of this Schedule.

9.2.5	Testing of New Releases

Nasdaq shall ensure that each New Release is adequately tested regarding non customized functionality in a standard configuration.

9.2.6	Interfaces

In the event a New Release includes changes to interfaces affecting the Customer, Nasdaq will inform the Customer of such changes in Release Notes.

10	Customer Obligations during Support Services

10.1	Release Management

10.1.1	Obligation to Implement New Releases

In view of the importance of maintaining interoperability of the various parts of the Software Product, the Customer shall implement New Releases of the Software Product.

10.1.2	Testing by the Customer

The Customer shall be responsible for implementing and verifying New Releases of the Software Product, in a customer configuration.

Schedule 11 - Services	CONFIDENTIAL	Page 104 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

10.1.3	Implementation of New Releases

Except for emergency patch releases, the Customer shall give Nasdaq at least one (1) weeks’ notice of the intended date of implementation of a New Release on the Production System. Such date shall not be later than twelve (12) months from the date of issue of the New Release.

10.1.4	Support of old releases

The version of the Software Product immediately preceding any New Release of the Software Product shall continue to be covered by Nasdaq’s Software Product Support obligations under this Agreement until such New Release has been implemented. However, in the event the Customer has not implemented a New Release within twelve (12) months from the issue of such New Release to the Customer, Nasdaq shall be entitled to increase the Annual License and Services Fee upon thirty (30) days prior written notice and discussions with the Customer to cover Nasdaq's increased cost for providing Support Services for such previous release.

In the event the implementation of a New Release is delayed due to problems within Nasdaq's control, the twelve (12) month period referred to above will be extended by a period corresponding to such delay.

10.1.5	Additional Hardware

The Customer shall, at their own expense, acquire additional hardware and Third Party Software for Central Hardware, Customer Application Hardware and Participant Application Hardware required due to a New Release.

10.1.6	New Hardware and Third Party Software

In the event that Customer, during the Project or during the Support Term, becomes aware that the existing Customer Hardware Configuration, Customer Application Software or Participant Application Software (which, for the sake of clarity, includes the associated Third Party Software) will, within the next twelve (12) months:

(2)	be no longer be supported;

(3)	cannot be provided on reasonable commercial terms; or

(4)	otherwise the standard of such services provided is not reasonably satisfactory to meet the Service Levels,

the Customer shall promptly notify the Nasdaq.

The Customer and Nasdaq shall jointly agree upon a reasonable schedule for an upgrade to the affected components, which the Customer shall procure at its own cost.

Nasdaq shall provide a Maintenance Release that is compatible with the components that are to be upgraded, and such Maintenance Release shall, for the sake of clarity, be provided free of charge as set forth in Section 6.3.3 (Maintenance Releases) of this Schedule.

10.1.7	Information to Participants

In the event a New Release includes changes to the Participant Applications or other changes which might affect the Participants, it is the sole responsibility of the Customer to provide necessary information and training to the Participants. Nasdaq shall provide documentation to the Customer of the changes and shall, upon the Customer’s request, provide reasonable co-operation and assistance to the Customer on a time-and-materials basis.

Schedule 11 - Services	CONFIDENTIAL	Page 105 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 12 Service Level Agreement

Schedule 12 - Service Level Agreement	CONFIDENTIAL	Page 106 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

A.	Introduction

1	Scope of Schedule

This document specifies:

●	The response time for the Services that Nasdaq will meet in carrying out its obligations under the Agreement

This service level is defined only for the Production System; no service levels are defined for Non-Production Systems.

The volumes, hours of operations and maximum load or capacity to which the Customer is entitled in production is documented in the X-stream Trading Non Functional Specification.

Schedule 12 - Service Level Agreement	CONFIDENTIAL	Page 107 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

B.	Service Levels

2	Services

2.1	Service Desk

2.1.1	The Service Desk shall be open for telephone support to the Customer during Support Hours. The Service Desk is also open outside Support Hours for reporting by the Customer in regards to Incidents on the Production System that is considered to be or might shortly grow to a Critical or Very High Incident.

Table 5 - Support Hours

SUPPORT HOURS	COMMENTS
Trading Days during Monday – Friday, Normal trading hours 8:00 am – 5:00 pm ET	When the Customer has reduced market open time for the Customer Market on a Trading Day dependant on a public holiday, the same reduction time applies for the Support Hours accordingly.

2.1.2	The Service Desk shall respond to inquiries in accordance with the table below.

Table 6 - Service Desk Service Levels

METRICS	VALUE	COMMENTS
Service Desk response time	5 minutes	Max response time for phone calls to Service Desk during Support Hours.

2.2	Online issue reporting system

The Customer will be provided with access to an online issue reporting and tracking system, which will record and track all issues, incidents and problems related to the Software product and related services. Both Nasdaq and the Customer will have access to the system to enter and update issues.

The Customer will have access to data from the system to enable them to report on and monitor the service levels provided by Nasdaq.

2.3	Incident Management

Incidents are handled according to the set priority level as follows:

Table 7 - Priority Levels

PRIORITY	PRIORITY LEVEL	WORK WILL BE PERFORMED	WORK TO BE STARTED	FOLLOW UP	DEFINITION AND EXAMPLE OF TYPICAL INCIDENTS
1	Critical	24/7 until solved	Immediate after response	Continuously and summaries every fifteen (15) minutes or as agreed	Critical Incident shall mean an Incident prevents all trading activity on the Customer Market. Examples: ● Material degradation affecting Customer Market administration ● Order handling failure

Schedule 12 - Service Level Agreement	CONFIDENTIAL	Page 108 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

PRIORITY	PRIORITY LEVEL	WORK WILL BE PERFORMED	WORK TO BE STARTED	FOLLOW UP	DEFINITION AND EXAMPLE OF TYPICAL INCIDENTS

● Trade/Deal handling failure

● Significant night batch delays with expected market impact during Trading Hours

● Marketplace, interface or market operations connectivity problems including login

● Price dissemination failure

● Any other Incident that, in the reasonable opinion of the Customer, requires the Market to be halted in order to maintain a fair and orderly market.

2	Very High	24/7 until solved	Immediate after response	Every thirty (30) minutes or as agreed

Very High Incident shall mean an Incident materially affecting at least a significant proportion of the market, including:

● One or more Participants have a complete connectivity failure preventing market access by their systems or individual end-users for the purpose of trading, and these Participants have in aggregate historically provided more than 10% of trading value, calculated as an average over the previous six (6) months.

● More than 10% of individual end- users have a connectivity failure preventing market access for the purpose of trading

● An asset class or market segment is materially affected and cannot be accessed for the purpose trading

● A significant business function or feature is unavailable to Participants

● System performance is materially degraded impacting Participants ability to trade

● Redundancy problems of Production System – until redundancy is secured (e.g. back end node or central connectivity).

3	High	During Customer Working Hours	Within sixty (60) minutes from response during	Summary after forty five (45) minutes and again when solved	High Incident shall mean an Incident materially affecting a limited number of individual end-users or Participants or issues that cause inconvenience but do not prevent the fair and orderly operation of the Customer Market.

Schedule 12 - Service Level Agreement	CONFIDENTIAL	Page 109 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

PRIORITY	PRIORITY LEVEL	WORK WILL BE PERFORMED	WORK TO BE STARTED	FOLLOW UP	DEFINITION AND EXAMPLE OF TYPICAL INCIDENTS
Nasdaq Working Hours.

Examples:

● One or more Participants have a complete connectivity failure preventing market access by their systems or individual end-users for the purpose of trading, and these Participants have in aggregate historically provided less than 10% of trading value, calculated as an average over the previous six (6) months.

● Less 10% of individual end-users have a connectivity failure preventing market access for the purpose of trading

● Missing/wrong market data that does not materially impact Participant’s ability to trade.

4	Medium	During Nasdaq Working Hours	Within next Nasdaq Working Day from response.	When solved

Medium Incident shall mean an Incident regarding individual user login problem, questions of next release and major Incidents in Non-Production Systems.

Examples:

● Non-material degradation of the functionality in the Production System affecting the commercial use of the system

● Investigations after a disturbance has occurred, e.g. trace on a production connection, closely look into log files

● All issues regarding the next release of the Software Product (if they cannot be answered immediately

● Material Degradation in the Non- Production Systems.

5	Low	During Nasdaq Working Hours	Within one hundred and eighty (180) Nasdaq Working Days from response	When solved

Low Incident shall mean general questions and non-production problems that are not Medium Incidents.

Examples:

● General questions of the service

● Non-material degradation of the functionality of Production System not affecting the commercial use of the system

● Non-material degradation in test and training systems.

Schedule 12 - Service Level Agreement	CONFIDENTIAL	Page 110 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.4	Problem Resolution

Nasdaq shall, in all circumstances, use its reasonable endeavors to resolve Problems with the Software Product as soon as possible, taking account of the severity level of the Incident. However, and without limiting its obligations to handle Incidents set out in Clause 2.3 above, Nasdaq does not represent that it will be able to resolve any Incident, Problem or performance deficiency of the Software Product within any specified time.

Schedule 12 - Service Level Agreement	CONFIDENTIAL	Page 111 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

C.	System and Software Product Capabilities

The following section describes the capabilities of the Software Product when verified in a controlled test environment (e.g., production or production like configuration), with realistic load, from load generators in reproducible tests.

3	Volumetrics

The X-stream Trading Non Functional Specification document describes the volumes, hours of operations and maximum load or capacity to which the Customer is entitled in production (“Volumetrics”).

The Volumetrics constitute the circumstances such as maximum load under which Nasdaq commits to uphold the agreed Service Levels. Consequently, if the Volumetrics and/or Maximum Load Profile are exceeded during operation that will impact on the ability of the Production System to maintain the Service Levels and the Customer acknowledges that the Service Levels may not be upheld. Therefore, if the Volumetrics and Maximum Load Profile is exceeded, the Service Levels will neither apply for the duration of that excess, nor to the extent that it effects the relevant Service Level (which might be longer than the actual duration of the excess). Nasdaq shall however continue to provide the Services to the Customer even if the Maximum Load Profile is exceeded.

If any of the Parties becomes aware that a Maximum Load Profile parameter is being exceeded or is likely to be exceeded, that Party shall inform the other Party without any undue delay.

The Software Product shall conform to the requirement and performance levels required by the Customer as described in this Schedule 12 (Service Level Agreement), provided that the Customer Hardware Configuration fulfils the minimum hardware requirements described in Schedule 10 (System Description). Verification of the Software Product capabilities should be performed in controlled test environment where possible problems can be systematically reproduced.

The Customer is responsible for the Customer External Systems and the Customer Interfaces to be able to handle the data produced by the central system according to the required load figures in this document.

No assumptions have been made, in this document, about the procedures and test cases aimed to verify the performance and Service Levels. The parties will agree upon the way measurements are done. Furthermore, the hardware and software environment where benchmarks are executed must be set according to Nasdaq’s directives as described in Schedule 10 (System Description). Further, Nasdaq personnel have the right to attend performance test preparation, execution and evaluation and any proposed benchmark has to be previously agreed upon between the parties. The preferred measurement is via port mirroring in the switch. Should any of these requirements not be met, the outcome of any performance test shall be regarded as not valid, unless otherwise agreed by the Parties.

Any usage of the Software Product causing load in the system excess of the volumetric stated in the tables below may adversely impact the ability of the system to meet the performance levels.

In the event of any value of the Volumetrics is exceeded, a Support Meeting shall be triggered in which to agree on a resolution, which shall include:

●	Compensation on a time and materials basis for the effort in dealing with incidents caused by a Volumetrics breach; and

●	Adjustment of the Support Services and Volumetrics to correspond to the usage of the Production System by the Customer, in accordance with the Change Procedure.

Schedule 12 - Service Level Agreement	CONFIDENTIAL	Page 112 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 13 Change Procedure

Schedule 13 - Change Procedure	CONFIDENTIAL	Page 113 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

1	Introduction

This Schedule 13 (Change Procedure) describes the process to be applied where either Party would like to request a change to the Agreement, including changes to the Software Product and the Services.

2	Change Procedure

2.1	Change Request Form

2.1.1	Change Requests shall be documented using a change request form (“Change Request Form”).

2.1.2	A Change Request Form template shall be maintained by Nasdaq and be provided to the Customer upon the Customer’s request.

2.1.3	Each Change Request Form shall be uniquely numbered to identify the Charge Request.

2.2	Initial Proposal and Assessment

2.2.1	A Change Request can be initiated by either Party (the “Proposing Party”) by submitting a high-level outline of the proposed change to the other Party (the “Responding Party”) in writing, using the Change Request Form.

2.2.2	Upon the submission, an initial assessment of the Change Request shall be made by the Responding Party to determine impact of the change.

2.2.3	The Responding Party shall, within ten (10) Working Days, provide the Proposing Party with a non-binding assessment of the time and cost of the proposed change and a binding cost for the further evaluation of the Change Request pursuant to Section 2.3.

2.2.4	The Responding Party shall not unreasonably refuse to agree to a Change Request, providing that:

(a)	the proposed change is technically feasible and is an appropriate change within the general scope of the Project; and

(b)	the effort to implement the Change Request is not unreasonably high such that the Responding Party would be constrained due to resource availability;

2.2.5	The Proposing Party shall be responsible for bearing its own costs and any time impact of any proposed Change Request.

2.3	Evaluation

2.3.1	The Proposing Party can elect to either proceed or terminate the Change Request based upon the initial assessment.

2.3.2	Where Proposing Party elects to proceed with the Change Request it shall be reported to the Joint Steering Committee.

2.3.3	If a decision is made to proceed with the evaluation, the proposing Party shall instruct the Responding Party to evaluate the Change Request and to prepare a binding cost and time plan for the implementation of the Change Request

Schedule 13 - Change Procedure	CONFIDENTIAL	Page 114 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

2.3.4	The cost and time impact and all legal and commercial impacts, including any increase to the support fee where applicable, shall be documented in an updated version of the Change Request Form.

2.3.5	The Proposing Party shall be liable for the costs of the Change Request evaluation pursuant to Section 2.2.2.

2.3.6	For the sake of clarity, the full cost of the implementation for any Change Request that is required due to a breach by a Party of the provisions of this Agreement shall be borne by that Party.

2.4	Decision

2.4.1	The Proposing Party may decide whether to accept or to reject the Change Request.

2.4.2	The Proposing Party shall record its decision on the change request form. Both Parties shall then sign the change request form.

2.4.3	The Proposing Party shall record its decision on the Change Request form. Both Parties shall then sign the change request form.

2.4.4	If the change request is made during the Project, the decision shall be reported to and recorded by the Joint Steering Committee.

2.5	Implementation

2.5.1	If the Change Request is agreed between the Parties, each Party shall plan and perform its respective obligations as defined in the change request form (and, if applicable, the appendices thereto).

2.5.2	Any Change Request agreed upon shall be priced on the basis of Schedule 2

(Consideration and Payment Terms).

2.5.3	Nasdaq is responsible for managing all records of Change Requests, through the entire processing cycle, including after approval/rejection and during the implementation stage until completion and will send updates to Change Requests to the Customer.

Schedule 13 - Change Procedure	CONFIDENTIAL	Page 115 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

SERVICES AGREEMENT SCHEDULE

Schedule 14 Marketing Services

Schedule 14 - Marketing Services	CONFIDENTIAL	Page 116 of 117

Copyright 2016 Nasdaq Technology AB

NYIAX Inc.

Nasdaq shall provide the following marketing Services:

●	Consent to a mutually agreed press release associated with each of the Effective Date and Production Start.

●	The Nasdaq marketing team will make a reasonable effort to arrange for a market closing at Nasdaq’s MarketSite (4 Times Square, New York, NY 10038) for the CEO and his senior team at a date to be agreed to by the Parties. The timing of this event cannot be guaranteed. The Customer will have the option to have an event following a closing at the MarketSite, if available on that date and at Customer’s expense.

●	At least three (3) promotions on the Nasdaq corporate website homepage and on various social media channels (such as Facebook, Google+, Instagram, LinkedIn, Twitter) to be mutually agreed by the Parties, including a quote card and occurring within a year from the time of the PR session. Customer promotions must be aligned with a Nasdaq marketing asset and Nasdaq marketing calendar.

●	A PR session, including a one-time promotion of the Customer’s logo on the Nasdaq MarketSite tower in Times Square at a time to be mutually agreed with photos that can be used on Customer’s website and social media platforms which shall be separate from the Customer’s market closing event. Final approval of the timing of this session will be by MarketSite.

●	At least three (3) blog entries posted in the Top 5 section of Marketinsite (Nasdaq’s marketing site public blog), occurring within a year from the time of the PR session. Nasdaq will have final approval of timing and the content.

●	A video interview for a Customer executive at the Nasdaq Marketinsite studio for use via Marketinsite, email and social media to be mutually agreed by the Parties.

Schedule 14 - Marketing Services	CONFIDENTIAL	Page 117 of 117

Copyright 2016 Nasdaq Technology AB